Exhibit 6.6

OPERATING AGREEMENT

THIS AGREEMENT, entered into by and between EHR, hereinafter designated and referred to as “Operator,” and the signatory party or parties other than Operator, sometimes hereinafter referred to individually as “Non-Operator,” and collectively as “Non-Operators.”

WITNESSETH:

WHEREAS, the parties to this agreement are owners of Oil and Gas Leases and/or Oil and Gas Interests in the land identified in Exhibit “A,” and the parties hereto have reached an agreement to explore and develop these Leases and/or Oil and Gas Interests for the production of Oil and Gas to the extent and as hereinafter provided,

NOW, THEREFORE, it is agreed as follows:

ARTICLE I.
DEFINITIONS

As used in this agreement, the following words and terms shall have the meanings here ascribed to them:

A. The term “AFE” shall mean an Authority for Expenditure prepared by a party to this agreement for the purpose of estimating the costs to be incurred in conducting an operation hereunder. An AFE is not a contractual commitment. Rather it is only an estimate, made in good faith.

B. The term “Completion” or “Complete” shall mean a single operation intended to complete a well as a producer of Oil and Gas in one or more Zones, including, but not limited to, the setting of production casing, perforating, well stimulation and production testing conducted in such operation.

C. The term “Contract Area” shall mean all of the lands, Oil and Gas Leases and/or Oil and Gas Interests intended to be developed and operated for Oil and Gas purposes under this agreement. Such lands, Oil and Gas Leases and Oil and Gas Interests are described in Exhibit “A.”

D. The term “Deepen” shall mean a single operation whereby a well is drilled to an objective Zone below the deepest Zone in which the well was previously drilled, or below the Deepest Zone proposed in the associated AFE, whichever is the lesser. When used in connection with a Horizontal Well, the term “Deepen” shall mean an operation whereby a Lateral is drilled to a Displacement greater than (i) the Displacement contained in the proposal for such operation approved by the Consenting Parties, or (ii) to the Displacement to which the Lateral was drilled pursuant to a previous proposal.

E. The term “Displacement” shall have the same meaning as the term defined by the state regulatory agency having jurisdiction over the Contract Area, in the absence of which the term shall otherwise mean the length of a Lateral.

F. The terms “Drilling Party” and “Consenting Party” shall mean a party who agrees to join in and pay its share of the cost of any operation conducted under the provisions of this agreement.

G. The term “Drilling Unit” shall mean the area fixed for the drilling of one well by order or rule of any state or federal body having authority. If a Drilling Unit is not fixed by any such rule or order, a Drilling Unit shall be the drilling unit as established by the pattern of drilling in the Contract Area unless fixed by express agreement of the Drilling Parties.

H. The term “Drillsite” shall mean the Oil and Gas Lease or Oil and Gas Interest on which a proposed well is to be located. When used in connection with a Horizontal Well, the term “Drillsite” shall mean (i) the surface hole location, and (ii) the Oil and Gas Leases or Oil and Gas Interests within the Drilling Unit on or under which the wellbore, including the Lateral, is located.

I. The term “Horizontal Rig Move-On Period” shall mean the number of days after the date of rig release of a Spudder Rig until the date a rig capable of drilling a Horizontal Well to its Total Measured Depth has moved on to location.

J. The term “Horizontal Well” shall have the same meaning as the term defined by the state regulatory agency having jurisdiction over the Contract Area, in the absence of which the term shall mean a well containing one or more Laterals which are drilled, Completed or Recompleted in a manner in which the horizontal component of the Completion interval (1) extends at least one hundred feet (100’) in the objective formation(s) and (2) exceeds the vertical component of the Completion interval in the objective formation(s).

K. The term “Initial Well” shall mean the well required to be drilled by the parties hereto as provided in Article VI.A.

L. The term “Lateral” shall mean that portion of a wellbore that deviates from approximate vertical orientation to approximate horizontal orientation and all wellbore beyond such deviation to Total Measured Depth.

M. The term “Non-Consent Well” shall mean a well in which less than all parties have conducted an operation as provided in Article VI.B.2.

N. The terms “Non-Drilling Party” and “Non-Consenting Party” shall mean a party who elects not to participate in a proposed operation.

O. The term “Oil and Gas” shall mean oil, gas, casinghead gas, gas condensate, and/or all other liquid or gaseous hydrocarbons and other marketable substances produced therewith, unless an intent to limit the inclusiveness of this term is specifically stated.

P. The term “Oil and Gas Interests” or “Interests” shall mean unleased fee and mineral interests in Oil and Gas in tracts of land lying within the Contract Area which are owned by parties to this agreement.

Q. The terms “Oil and Gas Lease,” “Lease” and “Leasehold” shall mean the oil and gas leases or interests therein covering tracts of land lying within the Contract Area which are owned by the parties to this agreement.

R. The term “Plug Back” shall mean a single operation whereby a deeper Zone is abandoned in order to attempt a Completion in a shallower Zone. When used in connection with a Horizontal Well, the term “Plug Back” shall mean an operation to test or Complete the well at a stratigraphically shallower Zone in which the operation has been or is being Completed and which is not in an existing Lateral.

S. The term “Recompletion” or “Recomplete” shall mean an operation whereby a Completion in one Zone is abandoned in order to attempt a Completion in a different Zone within the existing wellbore.

T. The term “Rework” shall mean an operation conducted in the wellbore of a well after it is Completed to secure, restore, or improve production in a Zone which is currently open to production in the wellbore. Such operations include, but are not limited to, well stimulation operations but exclude any routine repair or maintenance work or drilling, Sidetracking, Deepening, Completing, Recompleting, or Plugging Back of a well.

U. The term “Sidetrack” shall mean the directional control and intentional deviation of a well from vertical so as to change the bottom hole location unless done to straighten the hole or drill around junk in the hole to overcome other mechanical difficulties. When used in connection with a Horizontal Well, the term “Sidetrack” shall mean the directional control and deviation of a well outside the existing Lateral(s) so as to change the Zone or the direction of a Lateral from the approved proposal unless done to straighten the hole or drill around junk in the hole or to overcome other mechanical difficulties.

V. The term “Spudder Rig” shall mean a drilling rig utilized only for drilling all or part of the vertical component of a Horizontal Well; a rig used only for setting conductor pipe shall not be considered a Spudder Rig.

W. The term “Terminus” shall have the same meaning as the term defined by the state regulatory agency having jurisdiction over the Contract Area, in the absence of which the term shall mean the furthest point drilled in the Lateral.

X. The term “Total Measured Depth,” when used in connection with a Horizontal Well, shall mean the distance from the surface of the ground to the Terminus, as measured along and including the vertical component of the well and Lateral(s). When the proposed operation(s) is the drilling of, or operation on, a Horizontal Well, the terms “depth” or “total depth” wherever used in this agreement shall be deemed to read “Total Measured Depth” insofar as it applies to such well.

Y. The term “Vertical Well” shall mean a well drilled, Completed or Recompleted other than a Horizontal Well.

Z. The term “Zone” shall mean a stratum of earth containing or thought to contain a common accumulation of Oil and Gas separately producible from any other common accumulation of Oil and Gas.

Unless the context otherwise clearly indicates, words used in the singular include the plural, the word “person” includes natural and artificial persons, the plural includes the singular, and any gender includes the masculine, feminine, and neuter.

ARTICLE II.
EXHIBITS

The following exhibits, as indicated below and attached hereto, are incorporated in and made a part hereof: X A.Exhibit “A,” shall include the following information:

(1) Description of lands subject to this agreement,

(2) Restrictions, if any, as to depths, formations, or substances,

(3) Parties to agreement with addresses and telephone numbers for notice purposes,

(4) Percentages or fractional interests of parties to this agreement,

(5) Oil and Gas Leases and/or Oil and Gas Interests subject to this agreement.

(6) Burdens on production.

XC.Exhibit “C,” Accounting Procedure.

XD.Exhibit “D,” Insurance.

XE.Exhibit “E,” Gas Balancing Agreement.

If any provision of any exhibit is inconsistent with any provision contained in the body of this agreement, the provisions in the body of this agreement shall prevail.

ARTICLE III.
INTERESTS OF PARTIES

A.	Oil and Gas Interests:

Unless changed by other provisions and subject to the Mixon Prospect Participation Agreement between the parties and dated effective July 15, 2016, the parties hereto are vested with leasehold interests in the Contract Area as set forth on Exhibit “A”.

B.	Interests of Parties in Costs and Production:

Unless changed by other provisions, all costs and liabilities incurred in operations under this agreement shall be borne and paid, and all equipment and materials acquired in operations on the Contract Area shall be owned, by the parties as their interests are set forth in Exhibit “A.” In the same manner, the parties shall also own all production of Oil and Gas from the Contract Area subject, however, to the payment of royalties and other burdens on production as described hereafter.

Regardless of which party has contributed any Oil and Gas Lease or Oil and Gas Interest on which royalty or other burdens may be payable and except as otherwise expressly provided in this agreement, each party shall pay or deliver, or cause to be paid or delivered, all burdens on its share of the production from the Contract Area up to, but not in excess of, Twenty-Five Percent (25%) and shall indemnify, defend and hold the other parties free from any liability therefor. Except as otherwise expressly provided in this agreement, if any party has contributed hereto any Lease or Interest which is burdened with any royalty, overriding royalty, production payment or other burden on production in excess of the amounts stipulated above, such party so burdened shall assume and alone bear all such excess obligations and shall indemnify, defend and hold the other parties hereto harmless from any and all claims attributable to such excess burden. However, so long as the Drilling Unit for the productive Zone(s) is identical with the Contract Area, each party shall pay or deliver, or cause to be paid or delivered, all burdens on production from the Contract Area due under the terms of the Oil and Gas Lease(s) which such party has contributed to this agreement, and shall indemnify, defend and hold the other parties free from any liability therefor.

No party shall ever be responsible, on a price basis higher than the price received by such party, to any other party’s lessor or royalty owner, and if such other party’s lessor or royalty owner should demand and receive settlement on a higher price basis, the party contributing the affected Lease shall bear the additional royalty burden attributable to such higher price.

Nothing contained in this Article III.B. shall be deemed an assignment or cross-assignment of interests covered hereby, and in the event two or more parties contribute to this agreement jointly owned Leases, the parties’ undivided interests in said Leaseholds shall be deemed separate leasehold interests for the purposes of this agreement.

C. Subsequently Created Interests:

If any party has contributed hereto a Lease or Interest that is burdened with an assignment of production given as security for the payment of money, or if, after the date of this agreement, any party creates an overriding royalty, production payment, net profits interest, assignment of production or other burden payable out of production attributable to its working interest hereunder, such burden shall be deemed a “Subsequently Created Interest.” Further, if any party has contributed hereto a Lease or Interest burdened with an overriding royalty, production payment, net profits interests, or other burden payable out of production created prior to the date of this agreement, and such burden is not shown on Exhibit “A,” such burden also shall be deemed a Subsequently Created Interest to the extent such burden causes the burdens on such party’s Lease or Interest to exceed the amount stipulated in Article III.B. above.

The party whose interest is burdened with the Subsequently Created Interest (the “Burdened Party”) shall assume and alone bear, pay and discharge the Subsequently Created Interest and shall indemnify, defend and hold harmless the other parties from and against any liability therefor. Further, if the Burdened Party fails to pay, when due, its share of expenses chargeable hereunder, all provisions of Article VII.B. shall be enforceable against the Subsequently Created Interest in the same manner as they are enforceable against the working interest of the Burdened Party. If the Burdened Party is required under this agreement to assign or relinquish to any other party, or parties, all or a portion of its working interest and/or the production attributable thereto, said other party, or parties, shall receive said assignment and/or production free and clear of said Subsequently Created Interest, and the Burdened Party shall indemnify, defend and hold harmless said other party, or parties, from any and all claims and demands for payment asserted by owners of the Subsequently Created Interest.

ARTICLE IV.
TITLES

A. Title Examination:

Title examination shall be made on the Drillsite of any proposed well prior to commencement of drilling operations and, if a Non-Operator so requests or Operator so elects, title examination shall be made on the entire Drilling Unit, or maximum anticipated Drilling Unit, of the well. The opinion will include the ownership of the working interest, minerals, royalty, overriding royalty and production payments under the applicable Leases. All information necessary for the examination of the title, shall be obtained by Operator. Operator shall cause title to be examined by attorneys on its staff or by outside attorneys. Copies of all title opinions shall be furnished to each Party hereto. Costs incurred by Operator in procuring abstracts, fees paid outside attorneys for title examination (including preliminary, supplemental, shut-in royalty opinions and division order title opinions) and other direct charges shall be borne by the Operator.

Operator shall be responsible for securing curative matter and pooling amendments or agreements required in connection with Leases or Oil and Gas Interests hereunder. Operator shall be responsible for the preparation and recording of pooling designations or declarations and communitization agreements as well as the conduct of hearings before governmental agencies for the securing of spacing or pooling orders or any other orders necessary or appropriate to the conduct of operations hereunder. This shall not prevent any party from appearing on its own behalf at such hearings. Costs incurred by Operator, including fees paid to outside attorneys, which are associated with hearings before governmental agencies, and which costs are necessary and proper for the activities contemplated under this agreement, shall bepaid by Operator. Operator shall make no charge for services rendered by its staff attorneys or other personnel in the performance of the above functions.

No well shall be drilled on the Contract Area until after (1) the title to the Drillsite or Drilling Unit, if appropriate, has been examined as above provided, and (2) the title has been approved by the examining attorney or title has been accepted by Operator.

B. Loss or Failure of Title:

All Losses: All losses of Leases or Interests committed to this agreement shall be joint losses and shall be borne by all parties in proportion to their interests shown on Exhibit “A.” This shall include but not be limited to the loss of any Lease or Interest through failure to develop or because express or implied covenants have not been performed (other than performance which requires only the payment of money), and the loss of any Lease by expiration at the end of its primary term if it is not renewed or extended. There shall be no readjustment of interests in the remaining portion of the Contract Area on account of any joint loss.

ARTICLE V.
OPERATOR

A.	Designation and Responsibilities of Operator:

EHR shall be the Operator of the Contract Area, and shall conduct and direct and have full control of all operations on the Contract Area as permitted and required by, and within the limits of this agreement. In its performance of services hereunder for the Non-Operators, Operator shall be an independent contractor not subject to the control or direction of the Non-Operators except as to the type of operation to be undertaken in accordance with the election procedures contained in this agreement. Operator shall not be deemed, or hold itself out as, the agent of the Non-Operators with authority to bind them to any obligation or liability assumed or incurred by Operator as to any third party. Operator shall conduct its activities under this agreement as a reasonably prudent operator, in a good and workmanlike manner, with due diligence and dispatch, in accordance with good oilfield practice, and in compliance with applicable law and regulation, but in no event shall it have any liability as Operator to the other parties for losses sustained or liabilities incurred except such as may result from gross negligence or willful misconduct.

B.	Resignation or Removal of Operator and Selection of Successor:

1. Resignation or Removal of Operator: Operator may resign at any time by giving written notice thereof to Non-Operators. If Operator terminates its legal existence, no longer owns a leasehold interest hereunder in the Contract Area, or is no longer capable of serving as Operator, Operator shall be deemed to have resigned without any action by Non-Operators, except the selection of a successor. Operator may be removed only for good cause or by the affirmative vote of Non-Operators owning a majority interest based on ownership as shown on Exhibit “A” remaining after excluding the voting interest of Operator; such vote shall not be deemed effective until a written notice has been delivered to the Operator by a Non-Operator detailing the alleged default and Operator has failed to cure the default within thirty (30) days from its receipt of the notice or, if the default concerns an operation then being conducted, within forty-eight (48) hours of its receipt of the notice. For purposes hereof, “good cause” shall mean not only gross negligence or willful misconduct but also the material breach of or inability to meet the standards of operation contained in Article V.A. or material failure or inability to perform its obligations under this agreement.

Subject to Article VII.D.1., such resignation or removal shall not become effective until 7:00 o’clock A.M. on the first day of the calendar month following the expiration of ninety (90) days after the giving of notice of resignation by Operator or action by the Non-Operators to remove Operator, unless a successor Operator has been selected and assumes the duties of Operator at an earlier date. Operator, after effective date of resignation or removal, shall be bound by the terms hereof as a Non-Operator. A change of a corporate name or structure of Operator or transfer of Operator’s interest to any single subsidiary, parent or successor corporation shall not be the basis for removal of Operator.

2. Selection of Successor Operator: Upon the resignation or removal of Operator under any provision of this agreement, a successor Operator shall be selected by the parties. The successor Operator shall be selected from the parties owning an interest in the Contract Area at the time such successor Operator is selected. The successor Operator shall be selected by the affirmative vote of two (2) or more parties owning a majority interest based on ownership as shown on Exhibit “A”; provided, however, if an Operator which has been removed or is deemed to have resigned fails to vote or votes only to succeed itself, the successor Operator shall be selected by the affirmative vote of the party or parties owning a majority interest based on ownership as shown on Exhibit “A” remaining after excluding the voting interest of the Operator that was removed or resigned. The former Operator shall promptly deliver to the successor Operator all records and data relating to the operations conducted by the former Operator to the extent such records and data are not already in the possession of the successor operator. Any cost of obtaining or copying the former Operator’s records and data shall be charged to the joint account.

3. Effect of Bankruptcy: If Operator becomes insolvent, bankrupt or is placed in receivership, it shall be deemed to have resigned without any action by Non-Operators, except the selection of a successor. If a petition for relief under the federal bankruptcy laws is filed by or against Operator, and the removal of Operator is prevented by the federal bankruptcy court, all Non-Operators and Operator shall comprise an interim operating committee to serve until Operator has elected to reject or assume this agreement pursuant to the Bankruptcy Code, and an election to reject this agreement by Operator as a debtor in possession, or by a trustee in bankruptcy, shall be deemed a resignation as Operator without any action by Non-Operators, except the selection of a successor. During the period of time the operating committee controls operations, all actions shall require the approval of two (2) or more parties owning a majority interest based on ownership as shown on Exhibit “A.” In the event there are only two (2) parties to this agreement, during the period of time the operating committee controls operations, a third party acceptable to Operator, Non-Operator and the federal bankruptcy court shall be selected as a member of the operating committee, and all actions shall require the approval of two (2) members of the operating committee without regard for their interest in the Contract Area based on Exhibit “A.”

C.	Employees and Contractors:

The number of employees or contractors used by Operator in conducting operations hereunder, their selection, and the hours of labor and the compensation for services performed shall be determined Operator, and all such employees or contractors shall be the employees or contractors of Operator.

D.	Rights and Duties of Operator:

1. Competitive Rates and Use of Affiliates: All wells drilled on the Contract Area shall be drilled on a competitive contract basis at the usual rates prevailing in the area. If it so desires, Operator may employ its own tools and equipment in the drilling of wells, but its charges therefor shall not exceed the prevailing rates in the area and the rate of such charges shall be agreed upon by a majority interest of the parties in writing before such operations are commenced, and such work shall be performed by Operator under the same terms and conditions as are customary and usual in the area in contracts of independent contractors who are doing work of a similar nature. All work performed or materials supplied by affiliates or related parties of Operator shall be performed or supplied at competitive rates, pursuant to written agreement, and in accordance with customs and standards prevailing in the industry.

2. Discharge of Joint Account Obligations: Except as herein otherwise specifically provided, Operator shall promptly pay and discharge expenses incurred in the development and operation of the Contract Area pursuant to this agreement and shall charge each of the parties hereto with their respective proportionate shares upon the expense basis provided in Exhibit “C.” Operator shall keep an accurate record of the joint account hereunder, showing expenses incurred and charges and credits made and received.

3. Protection from Liens: Operator shall pay, or cause to be paid, as and when they become due and payable, all accounts of contractors and suppliers and wages and salaries for services rendered or performed, and for materials supplied on, to or in respect of the Contract Area or any operations for the joint account thereof, and shall keep the Contract Area free from liens and encumbrances resulting therefrom except for those resulting from a bona fide dispute as to services rendered or materials supplied.

4. Custody of Funds: Operator shall hold for the account of the Non-Operators any funds of the Non-Operators advanced or paid to the Operator, either for the conduct of operations hereunder or as a result of the sale of production from the Contract Area, and such funds shall remain the funds of the Non-Operators on whose account they are advanced or paid until used for their intended purpose or otherwise delivered to the Non-Operators or applied toward the payment of debts as provided in Article VII.B. Nothing in this paragraph shall be construed to establish a fiduciary relationship between Operator and Non-Operators for any purpose other than to account for Non- Operator funds as herein specifically provided. Nothing in this paragraph shall require the maintenance by Operator of separate accounts for the funds of Non-Operators unless the parties otherwise specifically agree.

5. Access to Contract Area and Records: Operator shall, except as otherwise provided herein, permit each Non-Operator or its duly authorized representative, at the Non-Operator’s sole risk and cost, and subject to Operator’s reasonable safety requirements, full and free access at all reasonable times to all operations of every kind and character being conducted for the joint account on the Contract Area and to the records of operations conducted thereon or production therefrom, including Operator’s books and records relating thereto. Such access rights shall not be exercised in a manner interfering with Operator’s conduct of an operation hereunder and shall not obligate Operator to furnish any geologic or geophysical data of an interpretive nature unless the cost of preparation of such interpretive data was charged to the joint account. Operator will furnish to each Non- Operator upon request copies of any and all reports and information obtained by Operator in connection with production and related items, including, without limitation, meter and chart reports, production purchaser statements, run tickets and monthly gauge reports, but excluding purchase contracts and pricing information to the extent not applicable to the production of the Non-Operator seeking the information. Any audit of Operator’s records relating to amounts expended and the appropriateness of such expenditures shall be conducted in accordance with the audit protocol specified in Exhibit “C.”

6. Filing and Furnishing Governmental Reports: Operator will file, and upon written request promptly furnish copies to each requesting Non-Operator not in default of its payment obligations, all operational notices, reports or applications required to be filed by local, State, Federal or Indian agencies or authorities having jurisdiction over operations hereunder. Each Non-Operator shall provide to Operator on a timely basis all information necessary to Operator to make such filings.

7. Drilling and Testing Operations: The following provisions shall apply to each well drilled hereunder, including but not limited to the Initial Well:

(a) Operator will promptly advise Non-Operators of the date on which the well is spudded, or the date on which drilling operations are commenced.

(b) Operator will send to Non-Operators such reports, test results and notices regarding the progress of operations on the well as the Non-Operators shall reasonably request, including, but not limited to, daily drilling reports, completion reports, and well logs.

(c) Operator shall adequately test all Zones encountered which may reasonably be expected to be capable of producing Oil and Gas in paying quantities as a result of examination of the electric log or any other logs or cores or tests conducted hereunder.

8. Cost Estimates: Upon request of any Consenting Party, Operator shall furnish estimates of current and cumulative costs incurred for the joint account at reasonable intervals during the conduct of any operation pursuant to this agreement. Operator shall not be held liable for errors in such estimates so long as the estimates are made in good faith.

9. Insurance: At all times while operations are conducted hereunder, Operator shall comply with the workers compensation law of the state where the operations are being conducted; provided, however, that Operator may be a self- insurer for liability under said compensation laws in which event the only charge that shall be made to the joint account shall be as provided in Exhibit “C.” Operator shall also carry or provide insurance for the benefit of the joint account of the parties as outlined in Exhibit “D” attached hereto and made a part hereof. Operator shall require all contractors engaged in work on or for the Contract Area to comply with the workers compensation law of the state where the operations are being conducted and to maintain such other insurance as Operator may require.

In the event automobile liability insurance is specified in said Exhibit “D,” or subsequently receives the approval of the parties, no direct charge shall be made by Operator for premiums paid for such insurance for Operator’s automotive equipment.

ARTICLE VI.
DRILLING AND DEVELOPMENT

A.	Initial Well:

On or before the 2nd day of May, 2017, Operator shall commence the drilling of the Initial Well at alocation as set forth on the Mixon Prospect Participation Agreement dated effective July 15, 2016, by and between the parties hereto and shall thereafter continue the drilling of the well (horizontally if a Horizontal Well) with due diligence until such well reaches a True Vertical Depth of twelve thousand eight hundred fifty feet (12,850’) beneath the surface of the ground or a depth sufficient to test the stratigraphic equivalent of the Eagle Ford Formation as seen in the induction log of the Cheyenne Petroleum Company “Ruby Young No. 1 well located in the Carlos Martinez Survey, Abstract No. 6, Karnes County, Texas.

The drilling of the Initial Well and the participation therein by all parties is obligatory, subject to Article VI.C.1. as to participation in Completion operations and Article VI.F. as to termination of operations and Article XI as to occurrence of force majeure.

B.	Subsequent Operations:

1. Proposed Operations: If any party hereto should desire to drill any well on the Contract Area other than the Initial Well, or if any party should desire to Rework, Sidetrack, Deepen, Recomplete or Plug Back a dry hole or a well no longer capable of producing in paying paying quantities in which such party has not otherwise relinquished its interest in the proposed objective Zone under this agreement, the party desiring to drill, Rework, Sidetrack, Deepen, Recomplete or Plug Back such a well shall give written notice of the proposed operation to the parties who have not otherwise relinquished their interest in such objective Zone under this agreement (and to all other parties in the case of a proposal for Sidetracking or Deepening as to a Vertical Well), specifying the work to be performed, the location, proposed depth, objective Zone and the estimated cost of the operation as outlined in an AFE. A proposal for the drilling of or other operations for a Horizontal Well shall: (1) state that the proposed operation is a Horizontal Well operation; (2) include drilling and Completion plans specifying the proposed: (i) Total Measured Depth(s), (ii) surface hole location(s), (iii) Terminus/Termini, (iv) Displacement(s), (v) utilization and scheduling of rig(s) (Spudder Rig, drilling and Completion), and (vi) stimulation operations, staging and sizing; and (3) include estimated drilling and Completion costs as set forth in an AFE. The parties to whom such a notice is delivered shall have thirty (30) days after receipt of the notice within which to notify the party proposing to do the work whether they elect to participate in the cost of the proposed operation. If a drilling rig is on location, notice of a proposal to Rework, Sidetrack, Recomplete, Plug Back or Deepen may be given by telephone or email and the response period shall be limited to forty-eight (48) hours, inclusive of Saturday, Sunday and legal holidays. Failure of a party to whom such notice is delivered to reply within the period above fixed shall constitute an election by that party not to participate in the cost of the proposed operation. Any proposal by a party to conduct an operation conflicting with the operation initially proposed shall be delivered to all parties within the time and in the manner provided in Article VI.B.6.

If all parties to whom such notice is delivered elect to participate in such a proposed operation, the parties shall be contractually committed to participate therein provided such operations are commenced within the time period hereafter set forth, and Operator shall, no later than ninety (90) days after expiration of the notice period of thirty (30) days (or as promptly as practicable after the expiration of the forty-eight (48) hour period when a drilling rig is on location, as the case may be), actually commence the proposed operation and thereafter complete it with due diligence at the risk and expense of the parties participating therein; provided, however, said commencement date may be extended upon written notice of same by Operator to the other parties, for a period of up to thirty (30) additional days if, in the sole opinion of Operator, such additional time is reasonably necessary to obtain permits from governmental authorities, surface rights (including rights-of-way) or appropriate drilling equipment, or to complete title examination or curative matter required for title approval or acceptance. If the actual operation has not been commenced within the time provided (including any extension thereof as specifically permitted herein or in the force majeure provisions of Article XI) and if any party hereto still desires to conduct said operation, written notice proposing same must be resubmitted to the other parties in accordance herewith as if no prior proposal had been made. Those parties that did not participate in the drilling of a well for which a proposal to Deepen or Sidetrack is made hereunder shall, if such parties desire to participate in the proposed Deepening or Sidetracking operation, reimburse the Drilling Parties in accordance with Article VI.B.4. in the event of a Deepening operation and in accordance with Article VI.B.5. in the event of a Sidetracking operation.

2. Operations by Less Than All Parties:

(a) Determination of Participation. If any party to whom such notice is delivered as provided in Article VI.B.1. or VI.C.1. (Option No. 2) elects not to participate in the proposed operation, then, in order to be entitled to the benefits of this Article, the party or parties giving the notice and such other parties as shall elect to participate in the operation shall, no later than ninety (90) days after the expiration of the notice period of thirty (30) days (or as promptly as practicable after the expiration of the forty-eight (48) hour period when a drilling rig is on location, as the case may be) actually commence the proposed operation and complete it with due diligence. Operator shall perform all work for the account of the Consenting Parties; provided, however, if no drilling rig or other equipment is on location, and if Operator is a Non-Consenting Party, the Consenting Parties shall either: (i) request Operator to perform the work required by such proposed operation for the account of the Consenting Parties, or (ii) designate one of the Consenting Parties as Operator to perform such work. The rights and duties granted to and imposed upon the Operator under this agreement are granted to and imposed upon the party designated as Operator for an operation in which the original Operator is a Non-Consenting Party. Consenting Parties, when conducting operations on the Contract Area pursuant to this Article VI.B.2., shall comply with all terms and conditions of this agreement.

Notwithstanding anything herein to the contrary, should Operator deem it necessary and advisable to do so, Operator may commence the proposed operation prior to the expiration of the thirty (30) day notice period. However, under no circumstance will non-operator(s) be required to make its election with respect to participation to the proposed operation prior to the expiration of the thirty (30) day notice period. Commencement of operations prior to the expiration of the thirty (30) day period shall not compromise participants right to impose the non-consent penalty as stipulated herein, upon the non-consenting party(s).

If less than all parties approve any proposed operation, the proposing party, immediately after the expiration of the applicable notice period, shall advise all Parties of the total interest of the parties approving such operation and its recommendation as to whether the Consenting Parties should proceed with the operation as proposed. Each Consenting Party, within forty-eight (48) hours (inclusive of Saturday, Sunday, and legal holidays) after delivery of such notice, shall advise the proposing party of its desire to (i) limit participation to such party’s interest as shown on Exhibit “A” or (ii) carry only its proportionate part (determined by dividing such party’s interest in the Contract Area by the interests of all Consenting Parties in the Contract Area) of Non-Consenting Parties’ interests, or (iii) carry its proportionate part (determined as provided in (ii)) of Non-Consenting Parties’ interests together with all or a portion of its proportionate part of any Non-Consenting Parties’ interests that any Consenting Party did not elect to take. Any interest of Non-Consenting Parties that is not carried by a Consenting Party shall be deemed to be carried by the party proposing the operation if such party does not withdraw its proposal. Failure to advise the proposing party within the time required shall be deemed an election under (i). In the event a drilling rig is on location, notice may be given by telephone or email, and the time permitted for such a response shall not exceed a total of forty-eight (48) hours (exclusive of Saturday, Sunday and legal holidays). The proposing party, at its election, may withdraw such proposal if there is less than 100% participation and shall notify all parties of such decision within ten (10) days, or within twenty-four (24) hours if a drilling rig is on location, following expiration of the applicable response period. If 100% subscription to the proposed operation is obtained, the proposing party shall promptly notify the Consenting Parties of their proportionate interests in the operation and the party serving as Operator shall commence such operation within the period provided in Article VI.B. 1., subject to the same extension right as provided therein.

(b) Relinquishment of Interest for Non-Participation. The entire cost and risk of conducting such operations shall be borne by the Consenting Parties in the proportions they have elected to bear same under the terms of the preceding paragraph. Consenting Parties shall keep the leasehold estates involved in such operations free and clear of all liens and encumbrances of every kind created by or arising from the operations of the Consenting Parties. If such an operation results in a dry hole, then subject to Articles VI.B.6. and VI.E.3., the Consenting Parties shall plug and abandon the well and restore the surface location at their sole cost, risk and expense; provided, however, that those Non Consenting Parties that participated in the drilling, Deepening or Sidetracking of the well shall remain liable for, and shall pay, their proportionate shares of the cost of plugging and abandoning the well and restoring the surface location insofar only as those costs were not increased by the subsequent operations of the Consenting Parties. If any well drilled, Reworked, Sidetracked, Deepened, Recompleted or Plugged Back under the provisions of this Article results in a well capable of producing Oil and/or Gas in paying quantities, the Consenting Parties shall Complete and equip the well to produce at their sole cost and risk, and the well shall then be turned over to Operator (if the Operator did not conduct the operation) and shall be operated by it at the expense and for the account of the Consenting Parties. Upon commencement of operations for the drilling, Reworking, Sidetracking, Recompleting, Deepening or Plugging Back of any such well by Consenting Parties in accordance with the provisions of this Article, each Non-Consenting Party shall be deemed to have relinquished to Consenting Parties, and the Consenting Parties shall own and be entitled to receive, in proportion to their respective interests, all of such Non-Consenting Party’s interest in the well and share of production therefrom or, in the case of a Reworking, Sidetracking, Deepening, Recompleting or Plugging Back, or a Completion pursuant to Article VI.C.1. Option No. 2, all of such Non-Consenting Party’s interest in the production obtained from the operation in which the Non-Consenting Party did not elect to participate. Such relinquishment shall be effective until the proceeds of the sale of such share, calculated at the well, or market value thereof if such share is not sold (after deducting applicable ad valorem, production, severance, and excise taxes, royalty, overriding royalty and other interests not excepted by Article III.C. payable out of or measured by the production from such well accruing with respect to such interest until it reverts), shall equal the total of the following:

(i) 200 % of each such Non-Consenting Party’s share of the cost of any newly acquired surface equipment beyond the wellhead connections (including but not limited to stock tanks, separators, treaters, pumping equipment and piping), plus 100% of each such Non-Consenting Party’s share of the cost of operation of the well commencing with first production and continuing until each such Non-Consenting Party’s relinquished interest shall revert to it under other provisions of this Article, it being agreed that each Non- Consenting Party’s share of such costs and equipment will be that interest which would have been chargeable to such Non-Consenting Party had it participated in the well from the beginning of the operations; and

(ii) 400 % of (a) that portion of the costs and expenses of drilling, Reworking, Sidetracking, Deepening, Plugging Back, testing, Completing, and Recompleting, after deducting any cash contributions received under Article VIII.C., and of (b) that portion of the cost of newly acquired equipment in the well (to and including the wellhead connections), which would have been chargeable to such Non-Consenting Party if it had participated therein.

Notwithstanding anything to the contrary in this Article VI.B., if the well does not reach the deepest objective Zone described in the notice proposing the well for reasons other than the encountering of granite or practically impenetrable substance or other condition in the hole rendering further operations impracticable, Operator shall give notice thereof to each Non-Consenting Party who submitted or voted for an alternative proposal under Article VI.B.6. to drill the well to a shallower Zone than the deepest objective Zone proposed in the notice under which the well was drilled, and each such Non-Consenting Party shall have the option to participate in the initial proposed Completion of the well by paying its share of the cost of drilling the well to its actual depth, calculated in the manner provided in Article VI.B.4. (a). If any such Non-Consenting Party does not elect to participate in the first Completion proposed for such well, the relinquishment provisions of this Article VI.B.2. (b) shall apply to such party’s interest.

(c) Reworking, Recompleting or Plugging Back. An election not to participate in the drilling, Sidetracking or Deepening of a well shall be deemed an election not to participate in any Reworking or Plugging Back operation proposed in such a well, or portion thereof, to which the initial non-consent election applied that is conducted at any time prior to full recovery by the Consenting Parties of the Non-Consenting Party’s recoupment amount. Similarly, an election not to participate in the Completing or Recompleting of a well shall be deemed an election not to participate in any Reworking operation proposed in such a well, or portion thereof, to which the initial non-consent election applied that is conducted at any time prior to full recovery by the Consenting Parties of the Non-Consenting Party’s recoupment amount. Any such Reworking, Recompleting or Plugging Back operation conducted during the recoupment period shall be deemed part of the cost of operation of said well and there shall be added to the sums to be recouped by the Consenting Parties 400% of that portion of the costs of the Reworking, Recompleting or Plugging Back operation which would have been chargeable to such Non-Consenting Party had it participated therein. If such a Reworking, Recompleting or Plugging Back operation is proposed during such recoupment period, the provisions of this Article VI.B. shall be applicable as between said Consenting Parties in said well.

 (d) Recoupment Matters. During the period of time Consenting Parties are entitled to receive Non-Consenting Party’s share of production, or the proceeds therefrom, Consenting Parties shall be responsible for the payment of all ad valorem, production, severance, excise, gathering and other taxes, and all royalty, overriding royalty and other burdens applicable to Non-Consenting Party’s share of production not excepted by Article III.C.

In the case of any Reworking, Sidetracking, Plugging Back, Recompleting or Deepening operation, the Consenting Parties shall be permitted to use, free of cost, all casing, tubing and other equipment in the well, but the ownership of all such equipment shall remain unchanged; and upon abandonment of a well after such Reworking, Sidetracking, Plugging Back, Recompleting or Deepening, the Consenting Parties shall account for all such equipment to the owners thereof, with each party receiving its proportionate part in kind or in value, less cost of salvage.

 Within ninety (90) days after the completion of any operation under this Article, the party conducting the operations for the Consenting Parties shall furnish each Non-Consenting Party with an inventory of the equipment in and connected to the well, and an itemized statement of the cost of drilling, Sidetracking, Deepening, Plugging Back, testing, Completing, Recompleting, and equipping the well for production; or, at its option, the operating party, in lieu of an itemized statement of such costs of operation, may submit a detailed statement of monthly billings. Each month thereafter, during the time the Consenting Parties are being reimbursed as provided above, the party conducting the operations for the Consenting Parties shall furnish the Non-Consenting Parties with an itemized statement of all costs and liabilities incurred in the operation of the well, together with a statement of the quantity of Oil and Gas produced from it and the amount of proceeds realized from the sale of the well’s working interest production during the preceding month. In determining the quantity of Oil and Gas produced during any month, Consenting Parties shall use industry accepted methods such as but not limited to metering or periodic well tests. Any amount realized from the sale or other disposition of equipment newly acquired in connection with any such operation which would have been owned by a Non-Consenting Party had it participated therein shall be credited against the total unretumed costs of the work done and of the equipment purchased in determining when the interest of such Non-Consenting Party shall revert to it as above provided; and if there is a credit balance, it shall be paid to such Non-Consenting Party.

 If and when the Consenting Parties recover from a Non-Consenting Party’s relinquished interest the amounts provided for above, the relinquished interests of such Non-Consenting Party shall automatically revert to it as of 7:00 a.m. on the day following the day on which such recoupment occurs, and, from and after such reversion, such Non-Consenting Party shall own the same interest in such well, the material and equipment in or pertaining thereto, and the production therefrom as such Non-Consenting Party would have been entitled to had it participated in the drilling, Sidetracking, Reworking, Deepening, Recompleting or Plugging Back of said well. Thereafter, such Non-Consenting Party shall be charged with and shall pay its proportionate part of the further costs of the operation of said well in accordance with the terms of this agreement and Exhibit “C” attached hereto.

3. Stand-By Costs: When a well which has been drilled or Deepened has reached its authorized depth and all tests have been completed and the results thereof furnished to the parties, or when operations on the well have been otherwise terminated pursuant to

Article VI.F., stand-by costs incurred pending response to a party’s notice proposing a Reworking, Sidetracking, Deepening, Recompleting, Plugging Back or Completing operation in such a well (including the period required under Article VI.B.6. to resolve competing proposals) shall be charged and borne as part of the drilling or Deepening operation just completed. Stand-by costs subsequent to all parties responding, or expiration of the response time permitted, whichever first occurs, and prior to agreement as to the participating interests of all Consenting Parties pursuant to the terms of the second grammatical paragraph of Article VI.B.2. (a), shall be charged to and borne as part of the proposed operation, but if the proposal is subsequently withdrawn because of insufficient participation, such stand-by costs shall be allocated between the Consenting Parties in the proportion each Consenting Party’s interest as shown on Exhibit “A” bears to the total interest as shown on Exhibit “A” of all Consenting Parties.

In the event that notice for a Sidetracking or Deepening operation is given while the drilling rig to be utilized is on location, any party may request and receive up to five (5) additional days after expiration of the forty-eight hour response period specified in Article VI.B.1. within which to respond by paying for all stand-by costs and other costs incurred during such extended response period; Operator may require such party to pay the estimated stand-by time in advance as a condition to extending the response period. If more than one party elects to take such additional time to respond to the notice, standby costs shall be allocated between the parties taking additional time to respond on a day to-day basis in the proportion each electing party’s interest as shown on Exhibit “A” bears to the total interest as shown on Exhibit “A” of all the electing parties.

4. Deepening: If less than all parties elect to participate in a drilling, Sidetracking, or Deepening operation proposed pursuant to Article VI.B.1., the interest relinquished by the Non-Consenting Parties to the Consenting Parties under Article VI.B.2. shall relate only and be limited to the lesser of (i) the total depth actually drilled or (ii) the objective depth or Zone of which the parties were given notice under Article VI.B.1. (“Initial Objective”). Such well shall not be Deepened beyond the Initial Objective without first complying with this Article to afford the Non-Consenting Parties the opportunity to participate in the Deepening operation.

 In the event any Consenting Party desires to drill or Deepen a Non-Consent Well to a depth below the Initial Objective, such party shall give notice thereof, complying with the requirements of Article VI.B.1., to all parties (including Non-Consenting Parties). Thereupon, Articles VI.B.l. and 2. shall apply and all parties receiving such notice shall have the right to participate or not participate in the Deepening of such well pursuant to said Articles VIB.1. and 2. If a Deepening operation is approved pursuant to such provisions, and if any Non-Consenting Party elects to participate in the Deepening operation, such Non-Consenting party shall pay or make reimbursement (as the case may be) of the following costs and expenses.

(a) If the proposal to Deepen is made prior to the Completion of such well as a well capable of producing in paying quantities, such Non-Consenting Party shall pay (or reimburse Consenting Parties for, as the case may be) that share of costs and expenses incurred in connection with the drilling of said well from the surface to the Initial Objective which Non-Consenting Party would have paid had such Non-Consenting Party agreed to participate therein, plus the Non-Consenting Party’s share of the cost of Deepening and of participating in any further operations on the well in accordance with the other provisions of this Agreement; provided, however, all costs for testing and Completion or attempted Completion of the well incurred by Consenting Parties prior to the point of actual operations to Deepen beyond the Initial Objective shall be for the sole account of Consenting Parties.

(b) If the proposal is made for a Non-Consent Well that has been previously Completed as a well capable of producing in paying quantities, but is no longer capable of producing in paying quantities, such Non-Consenting Party shall pay (or reimburse Consenting Parties for, as the case may be) its proportionate share of all costs of drilling, Completing, and equipping said well from the surface to the Initial Objective, calculated in the manner provided in paragraph (a) above, less those costs recouped by the Consenting Parties from the sale of production from the well. The Non-Consenting Party shall also pay its proportionate share of all costs of re-entering said well. The Non-Consenting Parties’ proportionate part (based on the percentage of such well Non-Consenting Party would have owned had it previously participated in such Non-Consent Well) of the costs of salvable materials and equipment remaining in the hole and salvable surface equipment used in connection with such well shall be determined in accordance with Exhibit “C.” If the Consenting Parties have recouped the cost of drilling, Completing, and equipping the well at the time such Deepening operation is conducted, then a Non-Consenting Party may participate in the Deepening of the well with no payment for costs incurred prior to re-entering the well for Deepening

The foregoing shall not imply a right of any Consenting Party to propose any Deepening for a Non-Consent Well prior to the drilling of such well to its Initial Objective without the consent of the other Consenting Parties as provided in Article VI.F.

This Article VI.B.4 shall not apply to Deepening operations within an existing Lateral of a Horizontal Well.

5. Sidetracking: Any party having the right to participate in a proposed Sidetracking operation that does not own an interest in the affected wellbore at the time of the notice shall, upon electing to participate, tender to the wellbore owners its proportionate share (equal to its interest in the Sidetracking operation) of the value of that portion of the existing wellbore to be utilized as follows:

(a) If the proposal is for Sidetracking an existing dry hole, reimbursement shall be on the basis of the actual costs incurred in the initial drilling of the well down to the depth at which the Sidetracking operation is initiated.

(b) If the proposal is for Sidetracking a well which has previously produced, reimbursement shall be on the basis of such party’s proportionate share of drilling and equipping costs incurred in the initial drilling of the well down to the depth at which the Sidetracking operation is conducted, calculated in the manner described in Article VI.B.4(b) above. Such party’s proportionate share of the cost of the well’s salvable materials and equipment down to the depth at which the Sidetracking operation is initiated shall be determined in accordance with the provisions of Exhibit “C.”

This Article VI.B.5, “Sidetracking,” shall not apply to operations in an existing Lateral of a Horizontal Well.

6. Order of Preference of Operations. Except as otherwise specifically provided in this agreement, if any party desires to propose the conduct of an operation that conflicts with a proposal that has been made by a party under this Article VI, such party shall have fifteen (15) days from delivery of the initial proposal, in the case of a proposal to drill a well or to perform an operation on a well where no drilling rig is on location, or twenty-four (24) hours, from delivery of the initial proposal, if a drilling rig is on location for the well on which such operation is to be conducted, to deliver to all parties entitled to participate in the proposed operation such party’s alternative proposal, such alternate proposal to contain the same information required to be included in the initial proposal. Each party receiving such proposals shall elect by delivery of notice to Operator within five (5) days after expiration of the proposal period, or within twenty-four (24) hours if a drilling rig is on location for the well that is the subject of the proposals, to participate in one of the competing proposals. Any party not electing within the time required shall be deemed not to have voted. The proposal receiving the vote of parties owning the largest aggregate percentage interest of the parties voting shall have priority over all other competing proposals; in the case of a tie vote, the initial proposal shall prevail. Operator shall deliver notice of such result to all parties entitled to participate in the operation within five (5) days after expiration of the election period (or within twenty-four (24) hours, if a drilling rig is on location). Each party shall then have two (2) days (or twenty four (24) hours if a rig is on location) from receipt of such notice to elect by delivery of notice to Operator to participate in such operation or to relinquish interest in the affected well pursuant to the provisions of Article VI.B.2.; failure by a party to deliver notice within such period shall be deemed an election not to participate in the prevailing proposal.

7. Conformity to Spacing Pattern. Notwithstanding the provisions of this Article VI.B.2., it is agreed that no wells shall be proposed to be drilled to or Completed in or produced from a Zone from which a well located elsewhere on the Contract Area is producing, unless such well conforms to the then-existing well spacing pattern for such Zone.

8. Paying Wells. No party shall conduct any Reworking, Deepening, Plugging Back, Completion, Recompletion, or Sidetracking operation under this agreement with respect to any well then capable of producing in paying quantities except with the consent of all parties that have not relinquished interests in the well at the time of such operation.

9. Spudder Rigs.

(a) Within Approved Horizontal Well proposals (i e. proposals which include an approved AFE). If an approved Horizontal Well proposal provides that a Spudder Rig shall be utilized, and Operator desires to extend the proposed Horizontal Rig Move-On Period, Operator may obtain one or more extensions, each for a period of time not to exceed 30 days only upon notice and the affirmative vote of not less than 75% interest of the Parties herein, so long as the extension does not affect any drilling commitments.

(b) Not Within Approved Horizontal Well proposals. If an approved Horizontal Well proposal does not provide that a Spudder Rig may be utilized, and Operator subsequently desires to utilize a Spudder Rig, Operator may utilize a Spudder Rig upon notice to the Drilling Parties (which notice shall include a Horizontal Rig Move-On Period) and the affirmative vote of not less than 75% in interest of the Parties. Extension(s) of the Horizontal Rig Move-On Period may be requested by Operator in the same manner as provided in Article VI.B.9.(a) immediately above.

(c) Failure to meet Horizontal Rig Move-On Period. If a rig capable of drilling a Horizontal Well to its Total Measured Depth has not commenced operations within the Horizontal Rig Move-On Period, or any approved extension(s) thereof, unless 75% in interest of the Parties agree to abandon the operation, Operator shall re-propose the well in the manner provided in Article VI.B of this agreement. Any party who was a Non-Consenting Party to the original drilling proposal shall be entitled to a new election. Costs of the operation, incurred both before and after such re-proposal, shall be borne as follows:

(1) Operator shall promptly reimburse all unused funds previously advanced for the drilling of the well to each party who advanced such unused funds;

(2) If the well’s drilling operations are subsequently resumed, all costs, whether incurred before or after the re-proposal, shall be borne by the Consenting Parties to the re-proposed well; and, the Consenting Parties shall proportionately reimburse each party who consented to the original proposal but did not consent to the re-proposal such party’s share of costs incurred prior to the re-proposal.

(3) If the well’s drilling operations are not subsequently resumed pursuant to a re-proposal as herein provided, all costs incurred prior to the re-proposal, and all costs of abandonment, shall be borne and paid by the original Consenting Parties.

(d) Commencement of Operations. For purposes of Article VI.B., and subject to the provisions of this sub-section 9, the date a Spudder Rig commences actual drilling operations shall be considered the commencement of drilling operations of the proposed well.

10. Multi-well Pads. If multiple Horizontal Wells are drilled or proposed to be drilled from a single pad or location, the costs of such pad or location shall be allocated, and/or reallocated as necessary, to the Consenting Parties of each of the wells thereon.

C.	Completion of Wells; Reworking and Plugging Back:

1. Completion: Without the consent of all parties, no well shall be drilled, Deepened or Sidetracked, except any well drilled, Deepened or Sidetracked pursuant to the provisions of Article VI.B.2. of this agreement. Consent to the drilling, Deepening or Sidetracking shall include:

☒	Option No. 1: All necessary expenditures for the drilling, Deepening or Sidetracking, testing, Completion and equipping of the Well, including tankage and/or surface facilities, unless the terms and provisions under Option No. 2 hereinbelow are applicable and asserted..

☒	Option No. 2: On all wells for which Non-Operator(s) request in writing a casing point election in advance of spud, all necessary expenditures for the drilling, Deepening or Sidetracking and testing of a Vertical Well. When such well has reached its authorized depth, and all logs, cores and other tests have been completed, and the results thereof furnished to the parties, Operator shall give immediate notice to the Non-Operators having the right to participate in a Completion attempt whether or not Operator recommends attempting to Complete the well, together with Operator’s AFE for Completion costs if not previously provided. The parties receiving such notice shall have forty-eight (48) hours (inclusive of Saturday, Sunday and legal holidays) in which to elect by delivery of notice to Operator to participate in a recommended Completion attempt or to make a Completion proposal with an accompanying AFE. Operator shall deliver any such Completion proposal, or any Completion proposal conflicting with Operator’s proposal, to the other parties entitled to participate in such Completion in accordance with the procedures specified in Article VI.B.6. Election to participate in a Completion attempt shall include consent to all necessary expenditures for the Completing and equipping of such well, including necessary tankage and/or surface facilities but excluding any stimulation operation not contained on the Completion AFE. Failure of any party receiving such notice to reply within the period above fixed shall constitute an election by that party not to participate in the cost of the Completion attempt; provided, that Article VI.B.6. shall control in the case of conflicting Completion proposals. If one or more, but less than all of the parties, elect to attempt a Completion, the provisions of Article VI.B.2. hereof (the phrase “Reworking, Sidetracking, Deepening, Recompleting or Plugging Back” as contained in Article VI.B.2. shall be deemed to include “Completing”) shall apply to the operations thereafter conducted by less than all parties; provided, however, that Article VLB.2. shall apply separately to each separate Completion or Recompletion attempt undertaken hereunder, and an election to become a Non-Consenting Party as to one Completion or Recompletion attempt shall not prevent a party from becoming a Consenting Party in subsequent Completion or Recompletion attempts regardless whether the Consenting Parties as to earlier Completions or Recompletions have recouped their costs pursuant to Article VI.B.2.; provided further, that any recoupment of costs by a Consenting Party shall be made solely from the production attributable to the Zone in which the Completion attempt is made. Election by a previous Non-Consenting party to participate in a subsequent Completion or Recompletion attempt shall require such party to pay its proportionate share of the cost of salvable materials and equipment installed in the well pursuant to the previous Completion or Recompletion attempt, insofar and only insofar as such materials and equipment benefit the Zone in which such party participates in a Completion attempt.

Notwithstanding anything to the contrary, including the selection of Option 2 above, or anything else in this agreement, Option 1 shall apply to all Horizontal Wells.

 2. Rework. Recomplete or Plug Back: No well shall be Reworked, Recompleted or Plugged Back except a well Reworked, Recompleted, or Plugged Back pursuant to the provisions of Article VI.B.2. of this agreement Consent to the Reworking, Recompleting or Plugging Back of a well shall include all necessary expenditures in conducting such operations and Completing and equipping of said well, including necessary tankage and/or surface facilities.

D.	Other Operations:

Operator shall not undertake any single project reasonably estimated to require an expenditure in excess of Fifty Thousand and No/100 Dollars ($ 50,000.00) except in connection with the drilling, Sidetracking, Reworking, Deepening, Completing, Recompleting or Plugging Back of a well that has been previously authorized by or pursuant to this agreement; provided, however, that, in case of explosion, fire, flood or other sudden emergency, whether of the same or different nature, Operator may take such steps and incur such expenses as in its opinion are required to deal with the emergency to safeguard life and property but Operator, as promptly as possible, shall report the emergency to the other parties. If Operator prepares an AFE for its own use, Operator shall furnish any Non-Operator so requesting an information copy thereof for any single project costing in excess of Fifty Thousand and No/100 Dollars ($50,000.00)). Any party who has relinquished its interest in a well shall have the right to propose that Operator perform repair work or undertake the installation of artificial lift equipment or ancillary production facilities such as salt water disposal wells or to conduct additional work with respect to a well drilled hereunder or other similar project (but not including the installation of gathering lines or other transportation or marketing facilities, the installation of which shall be governed by separate agreement between the parties) reasonably estimated to require an expenditure in excess of the amount first set forth above in this Article VI.D. (except in connection with an operation required to be proposed under Articles VI.B.1. or VI.C.1. Option No. 2, which shall be governed exclusively be those Articles). Operator shall deliver such proposal to all parties entitled to participate therein. If within thirty (30) days thereof Operator secures the written consent of any party or parties owning at least 75% of the interests of the parties entitled to participate in such operation, each party having the right to participate in such project shall be bound by the terms of such proposal and shall be obligated to pay its proportionate share of the costs of the proposed project as if it had consented to such project pursuant to the terms of the proposal.

E.	Abandonment of Wells:

1. Abandonment of Dry Holes: Except for any well drilled or Deepened pursuant to Article VI.B.2., any well which has been drilled or Deepened under the terms of this agreement and is proposed to be completed as a dry hole shall not be plugged and abandoned without the consent of all parties. Should Operator, after diligent effort, be unable to contact any party, or should any party fail to reply within forty-eight (48) hours after delivery of notice of the proposal to plug and abandon such well, such party shall be deemed to have consented to the proposed abandonment. All such wells shall be plugged and abandoned in accordance with applicable regulations and at the cost, risk and expense of the parties who participated in the cost of drilling or Deepening such well. Any party who objects to plugging and abandoning such well by notice delivered to Operator within forty-eight (48) hours after delivery of notice of the proposed plugging shall take over the well as of the end of such forty-eight (48) hour notice period and conduct further operations in search of Oil and/or Gas subject to the provisions of Article VI.B.; failure of such party to provide proof reasonably satisfactory to Operator of its financial capability to conduct such operations or to take over the well within such period or thereafter to conduct operations on such well or plug and abandon such well shall entitle Operator to retain or take possession of the well and plug and abandon the well. The party taking over the well shall indemnify Operator (if Operator is an abandoning party) and the other abandoning parties against liability for any further operations conducted on such well except for the costs of plugging and abandoning the well and restoring the surface, for which the abandoning parties shall remain proportionately liable.

2. Abandonment of Wells That Have Produced: Except for any well in which a Non-Consent operation has been conducted hereunder for which the Consenting Parties have not been fully reimbursed as herein provided, any well which has been completed as a producer shall not be plugged and abandoned without the consent of all parties. If all parties consent to such abandonment, the well shall be plugged and abandoned in accordance with applicable regulations and at the cost, risk and expense of all the parties hereto. Failure of a party to reply within thirty (30) days of delivery of notice of proposed abandonment shall be deemed an election to consent to the proposal. If, within thirty (30) days after delivery of notice of the proposed abandonment of any well, all parties do not agree to the abandonment of such well, those wishing to continue its operation from the Zone then open to production shall be obligated to take over the well as of the expiration of the applicable notice period and shall indemnify Operator (if Operator is an abandoning party) and the other abandoning parties against liability for any further operations on the well conducted by such parties. Failure of such party or parties to provide proof reasonably satisfactory to Operator of their financial capability to conduct such operations or to take over the well within the required period or thereafter to conduct operations on such well shall entitle operator to retain or take possession of such well and plug and abandon the well.

Parties taking over a well as provided herein shall tender to each of the other parties its proportionate share of the value of the well’s salvable material and equipment, determined in accordance with the provisions of Exhibit “C,” less the estimated cost of salvaging and the estimated cost of plugging and abandoning and restoring the surface; provided, however, that in the event the estimated plugging and abandoning and surface restoration costs and the estimated cost of salvaging are higher than the value of the well’s salvable material and equipment, each of the abandoning parties shall tender to the parties continuing operations their proportionate shares of the estimated excess cost. Each abandoning party shall assign to the non-abandoning parties, without warranty, express or implied, as to title or as to quantity, or fitness for use of the equipment and material, all of its interest in the wellbore of the well and related equipment, together with its interest in the Leasehold insofar and only insofar as such Leasehold covers the right to obtain production from that wellbore in the Zone then open to production. If the interest of the abandoning party is or includes and Oil and Gas Interest, such party shall execute and deliver to the non- abandoning party or parties an oil and gas lease, limited to the wellbore and the Zone then open to production, for a term of one (1) year and so long thereafter as Oil and/or Gas is produced from the Zone covered thereby..” The assignments or leases so limited shall encompass the Drilling Unit upon which the well is located. The payments by, and the assignments or leases to, the assignees shall be in a ratio based upon the relationship of their respective percentage of participation in the Contract Area to the aggregate of the percentages of participation in the Contract Area of all assignees. There shall be no readjustment of interests in the remaining portions of the Contract Area.

Thereafter, abandoning parties shall have no further responsibility, liability, or interest in the operation of or production from the well in the Zone then open other than the royalties retained in any lease made under the terms of this Article. Upon request, Operator shall continue to operate the assigned well for the account of the non-abandoning parties at the rates and charges contemplated by this agreement, plus any additional cost and charges which may arise as the result of the separate ownership of the assigned well. Upon proposed abandonment of the producing Zone assigned or leased, the assignor or lessor shall then have the option to repurchase its prior interest in the well (using the same valuation formula) and participate in further operations therein subject to the provisions hereof.

3. Abandonment of Non-Consent Operations: The provisions of Article VI.E.1. or VLE.2. above shall be applicable as between Consenting Parties in the event of the proposed abandonment of any well excepted from said Articles; provided, however, no well shall be permanently plugged and abandoned unless and until all parties having the right to conduct further operations therein have been notified of the proposed abandonment and afforded the opportunity to elect to take over the well in accordance with the provisions of this Article VI.E.; and provided further, that Non-Consenting Parties who own an interest in a portion of the well shall pay their proportionate shares of abandonment and surface restoration cost for such well as provided in Article VI.B.2.(b).

F.	Termination of Operations:

Upon the commencement of an operation for the drilling, Reworking, Sidetracking, Plugging Back, Deepening, testing, Completion or plugging of a well, including but not limited to the Initial Well, such operation shall not be terminated without consent of parties bearing 75% of the costs of such operation; provided, however, that in the event granite or other practically impenetrable substance or condition in the hole is encountered which renders further operations impractical, Operator may discontinue operations and give notice of such condition in the manner provided in Article VI.B.1, and the provisions of Article VI.B. or VI.E. shall thereafter apply to such operation, as appropriate.

G.	Taking Production in Kind:

☒	Option No. 1: Gas Balancing Agreement Attached

Each party shall take in kind or separately dispose of its proportionate share of all Oil and Gas produced from the Contract Area, exclusive of production which may be used in development and producing operations and in preparing and treating Oil and Gas for marketing purposes and production unavoidably lost. Any extra expenditure incurred in the taking in kind or separate disposition by any party of its proportionate share of the production shall be borne by such party. Any party taking its share of production in kind shall be required to pay for only its proportionate share of such part of Operator’s surface facilities which it uses.

Each party shall execute such division orders and contracts as may be necessary for the sale of its interest in production from the Contract Area, and, except as provided in Article VII.B., shall be entitled to receive payment directly from the purchaser thereof for its share of all production.

If any party fails to make the arrangements necessary to take in kind or separately dispose of its proportionate share of the Oil produced from the Contract Area, Operator shall have the right, subject to the revocation at will by the party owning it, but not the obligation, to purchase such Oil or sell it to others at any time and from time to time, for the account of the non-taking party. Any such purchase or sale by Operator may be terminated by Operator upon at least ten (10) days written notice to the owner of said production and shall be subject always to the right of the owner of the production upon at least ten (10) days written notice to Operator to exercise at any time its right to take in kind, or separately dispose of, its share of all Oil not previously delivered to a purchaser. Any purchase or sale by Operator of any other party’s share of Oil shall be only for such reasonable periods of time as are consistent with the minimum needs of the industry under the particular circumstances, but in no event for a period in excess of one (1) year.

Any such sale by Operator shall be in a manner commercially reasonable under the circumstances but Operator shall have no duty to share any existing market or to obtain a price equal to that received under any existing market. The sale or delivery by Operator of a non-taking party’s share of Oil under the terms of any existing contract of Operator shall not give the non-taking party any interest in or make the non-taking party a party to said contract. No purchase shall be made by Operator without first giving the non-taking party at least ten (10) days written notice of such intended purchase and the price to be paid or the pricing basis to be used.

All parties shall give timely written notice to Operator of their Gas marketing arrangements for the following month, excluding price, and shall notify Operator immediately in the event of a change in such arrangements. Operator shall maintain records of all marketing arrangements and of volumes actually sold or transported, which records shall be made available to Non-Operators upon reasonable request.

In the event one or more parties’ separate disposition of its share of the Gas causes split-stream deliveries to separate pipelines and/or deliveries which on a day-to-day basis for any reason are not exactly equal to a party’s respective proportion- ate share of total Gas sales to be allocated to it, the balancing or accounting between the parties shall be in accordance with any Gas balancing agreement between the parties hereto, whether such an agreement is attached as Exhibit “E” or is a separate agreement. Operator shall give notice to all parties of the first sales of Gas from any well under this agreement.

☐	Option No. 2: No Gas Balancing Agreement:

Each party shall take in kind or separately dispose of its proportionate share of all Oil and Gas produced from the Contract Area, exclusive of production which may be used in development and producing operations and in preparing and treating Oil and Gas for marketing purposes and production unavoidably lost. Any extra expenditures incurred in the taking in kind or separate disposition by any party of its proportionate share of the production shall be borne by such party. Any party taking its share of production in kind shall be required to pay for only its proportionate share of such part of Operator’s surface facilities which it uses.

Each party shall execute such division orders and contracts as may be necessary for the sale of its interest in production from the Contract Area, and, except as provided in Article VII.B., shall be entitled to receive payment directly from the purchaser thereof for its share of all production.

If any party fails to make the arrangements necessary to take in kind or separately dispose of its proportionate share of the Oil and/or Gas produced from the Contract Area, Operator shall have the right, subject to the revocation at will by the party owning it, but not the obligation, to purchase such Oil and/or Gas or sell it to others at any time and from time to time, for the account of the non-taking party. Any such purchase or sale by Operator may be terminated by Operator upon at least ten (10) days written notice to the owner of said production and shall be subject always to the right of the owner of the production upon at least ten (10) days written notice to Operator to exercise its right to take in kind, or separately dispose of, its share of all Oil and/or Gas not previously delivered to a purchaser; provided, however, that the effective date of any such revocation may be deferred at Operator’s election for a period not to exceed ninety (90) days if Operator has committed such production to a purchase contract having a term extending beyond such ten (10) -day period. Any purchase or sale by Operator of any other party’s share of Oil and/or Gas shall be only for such reasonable periods of time as are consistent with the minimum needs of the industry under the particular circumstances, but in no event for a period in excess of one (1) year.

Any such sale by Operator shall be in a manner commercially reasonable under the circumstances, but Operator shall have no duty to share any existing market or transportation arrangement or to obtain a price or transportation fee equal to that received under any existing market or transportation arrangement. The sale or delivery by Operator of a non-taking party’s share of production under the terms of any existing contract of Operator shall not give the non-taking party any interest in or make the non- taking party a party to said contract. No purchase of Oil and Gas and no sale of Gas shall be made by Operator without first giving the non-taking party ten days written notice of such intended purchase or sale and the price to be paid or the pricing basis to be used. Operator shall give notice to all parties of the first sale of Gas from any well under this Agreement.

All parties shall give timely written notice to Operator of their Gas marketing arrangements for the following month, excluding price, and shall notify Operator immediately in the event of a change in such arrangements. Operator shall maintain records of all marketing arrangements, and of volumes actually sold or transported, which records shall be made available to Non-Operators upon reasonable request.

ARTICLE VII.

EXPENDITURES AND LIABILITY OF PARTIES

A.	Liability of Parties:

The liability of the parties shall be several, not joint or collective. Each party shall be responsible only for its obligations, and shall be liable only for its proportionate share of the costs of developing and operating the Contract Area. Accordingly, the liens granted among the parties in Article VII.B. are given to secure only the debts of each severally, and no party shall have any liability to third parties hereunder to satisfy the default of any other party in the payment of any expense or obligation hereunder. It is not the intention of the parties to create, nor shall this agreement be construed as creating, a mining or other partnership, joint venture, agency relationship or association, or to render the parties liable as partners, co-venturers, or principals. In their relations with each other under this agreement, the parties shall not be considered fiduciaries or to have established a confidential relationship but rather shall be free to act on an arm’s-length basis in accordance with their own respective self-interest, subject, however, to the obligation of the parties to act in good faith in their dealings with each other with respect to activities hereunder.

B.	Liens and Security Interests:

Each party grants to the other parties hereto a lien upon any interest it now owns or hereafter acquires in Oil and Gas Leases and Oil and Gas Interests in the Contract Area, and a security interest and/or purchase money security interest in any interest it now owns or hereafter acquires in the personal property and fixtures on or used or obtained for use in connection therewith, to secure performance of all of its obligations under this agreement including but not limited to payment of expense, interest and fees, the proper disbursement of all monies paid hereunder, the assignment or relinquishment of interest in Oil and Gas Leases as required hereunder, and the proper performance of operations hereunder. Such lien and security interest granted by each party hereto shall include such party’s leasehold interests, working interests, operating rights, and royalty and overriding royalty interests in the Contract Area now owned or hereafter acquired and in lands pooled or unitized therewith or otherwise becoming subject to this agreement, the Oil and Gas when extracted therefrom and equipment situated thereon or used or obtained for use in connection therewith (including, without limitation, all wells, tools, and tubular goods), and accounts (including, without limitation, accounts arising from gas imbalances or from the sale of Oil and/or Gas at the wellhead), contract rights, inventory and general intangibles relating thereto or arising therefrom, and all proceeds and products of the foregoing.

To perfect the lien and security agreement provided herein, each party hereto shall execute and acknowledge the recording supplement and/or any financing statement prepared and submitted by any party hereto in conjunction herewith or at any time following execution hereof, and Operator is authorized to file this agreement or the recording supplement executed herewith as a lien or mortgage in the applicable real estate records and as a financing statement with the proper officer under the Uniform Commercial Code in the state in which the Contract Area is situated and such other states as Operator shall deem appropriate to perfect the security interest granted hereunder. Any party may file this agreement, the recording supplement executed herewith, or such other documents as it deems necessary as a lien or mortgage in the applicable real estate records and/or a financing statement with the proper officer under the Uniform Commercial Code.

Each party represents and warrants to the other parties hereto that the lien and security interest granted by such party to the other parties shall be a first and prior lien, and each party hereby agrees to maintain the priority of said lien and security interest against all persons acquiring an interest in Oil and Gas Leases and Interests covered by this agreement by, through or under such party. All parties acquiring an interest in Oil and Gas Leases and Oil and Gas Interests covered by this agreement, whether by assignment, merger, mortgage, operation of law, or otherwise, shall be deemed to have taken subject to the lien and security interest granted by this Article VII.B. as to all obligations attributable to such interest hereunder whether or not such obligations arise before or after such interest is acquired.

To the extent that parties have a security interest under the Uniform Commercial Code of the state in which the Contract Area is situated, they shall be entitled to exercise the rights and remedies of a secured party under the Code. The bringing of a suit and the obtaining of judgment by a party for the secured indebtedness shall not be deemed an election of remedies or otherwise affect the lien rights or security interest as security for the payment thereof. In addition, upon default by any party in the payment of its share of expenses, interests or fees, or upon the improper use of funds by the Operator, the other parties shall have the right, without prejudice to other rights or remedies, to collect from the purchaser the proceeds from the sale of such defaulting party’s share of Oil and Gas until the amount owed by such party, plus interest as provided in “Exhibit C,” has been received, and shall have the right to offset the amount owed against the proceeds from the sale of such defaulting party’s share of Oil and Gas. All purchasers of production may rely on a notification of default from the non-defaulting party or parties stating the amount due as a result of the default, and all parties waive any recourse available against purchasers for releasing production proceeds as provided in this paragraph.

If any party fails to pay its share of cost within one hundred twenty (120) days after rendition of a statement therefor by Operator, the non-defaulting parties, including Operator, shall upon request by Operator, pay the unpaid amount in the proportion that the interest of each such party bears to the interest of all such parties. The amount paid by each party so paying its share of the unpaid amount shall be secured by the liens and security rights described in Article VII.B., and each paying party may independently pursue any remedy available hereunder or otherwise.

If any party does not perform all of its obligations hereunder, and the failure to perform subjects such party to foreclosure or execution proceedings pursuant to the provisions of this agreement, to the extent allowed by governing law, the defaulting party waives any available right of redemption from and after the date of judgment, any required valuation or appraisement of the mortgaged or secured property prior to sale, any available right to stay execution or to require a marshaling of assets and any required bond in the event a receiver is appointed. In addition, to the extent permitted by applicable law, each party hereby grants to the other parties a power of sale as to any property that is subject to the lien and security rights granted hereunder, such power to be exercised in the manner provided by applicable law or otherwise in a commercially reasonable manner and upon reasonable notice.

Each party agrees that the other parties shall be entitled to utilize the provisions of Oil and Gas lien law or other lien law of any state in which the Contract Area is situated to enforce the obligations of each party hereunder. Without limiting the generality of the foregoing, to the extent permitted by applicable law, Non-Operators agree that Operator may invoke or utilize the mechanics’ or materialmen’s lien law of the state in which the Contract Area is situated in order to secure the payment to Operator of any sum due hereunder for services performed or materials supplied by Operator.

C.	Advances:

Operator, at its election, shall have the right from time to time to demand and receive from one or more of the other parties payment in advance of their respective shares of the estimated amount of the expense to be incurred in operations hereunder during the next succeeding month, which right may be exercised only by submission to each such party of an itemized statement of such estimated expense, together with an invoice for its share thereof. Each such statement and invoice for the payment in advance of estimated expense shall be submitted on or before the 20th day of the next preceding month. Each party shall pay to Operator its proportionate share of such estimate within fifteen (15) days after such estimate and invoice is received. If any party fails to pay its share of said estimate within said time, the amount due shall bear interest as provided in Exhibit “C” until paid. Proper adjustment shall be made monthly between advances and actual expense to the end that each party shall bear and pay its proportionate share of actual expenses incurred, and no more.

D.	Defaults and Remedies:

If any party fails to discharge any financial obligation under this agreement, including without limitation the failure to make any advance under the preceding Article VII.C. or any other provision of this agreement, within the period required for such payment hereunder, then in addition to the remedies provided in Article VII.B. or elsewhere in this agreement, the remedies specified below shall be applicable. For purposes of this Article VII.D., all notices and elections shall be delivered only by Operator, except that Operator shall deliver any such notice and election requested by a non-defaulting Non-Operator, and when Operator is the party in default, the applicable notices and elections can be delivered by any Non-Operator. Election of any one or more of the following remedies shall not preclude the subsequent use of any other remedy specified below or otherwise available to a non-defaulting party.

1. Suspension of Rights: Any party may deliver to the party in default a Notice of Default, which shall specify the default, specify the action to be taken to cure the default, and specify that failure to take such action will result in the exercise of one or more of the remedies provided in this Article. If the default is not cured within thirty (30) days of the delivery of such Notice of Default, all of the rights of the defaulting party granted by this agreement may upon notice be suspended until the default is cured, without prejudice to the right of the non-defaulting party or parties to continue to enforce the obligations of the defaulting party previously accrued or thereafter accruing under this agreement. If Operator is the party in default, the Non-Operators shall have in addition the right, by vote of Non-Operators owning a majority in interest in the Contract Area after excluding the voting interest of Operator, to appoint a new Operator effective immediately. The rights of a defaulting party that may be suspended hereunder at the election of the non-defaulting parties shall include, without limitation, the right to receive information as to any operation conducted hereunder during the period of such default, the right to elect to participate in an operation proposed under Article VI.B. of this agreement, the right to participate in an operation being conducted under this agreement even if the party has previously elected to participate in such operation, and the right to receive proceeds of production from any well subject to this agreement.

2. Suit for Damages: Non-defaulting parties or Operator for the benefit of non-defaulting parties may sue (at joint account expense) to collect the amounts in default, plus interest accruing on the amounts recovered from the date of default until the date of collection at the rate specified in Exhibit “C” attached hereto. Nothing herein shall prevent any party from suing any defaulting party to collect consequential damages accruing to such party as a result of the default.

3. Deemed Non-Consent: The non-defaulting party may deliver a written Notice of Non-Consent Election to the defaulting party at any time after the expiration of the thirty-day cure period following delivery of the Notice of Default, in which event if the billing is for the drilling a new well or the Plugging Back, Sidetracking, Reworking or Deepening of a well which is to be or has been plugged as a dry hole, or for the Completion or Recompletion of any well, the defaulting party will be conclusively deemed to have elected not to participate in the operation and to be a Non-Consenting Party with respect thereto under Article VI.B. or VI.C., as the case may be, to the extent of the costs unpaid by such party, notwithstanding any election to participate theretofore made. If election is made to proceed under this provision, then the non-defaulting parties may not elect to sue for the unpaid amount pursuant to Article VII.D.2.

Until the delivery of such Notice of Non-Consent Election to the defaulting party, such party shall have the right to cure its default by paying its unpaid share of costs plus interest at the rate set forth in Exhibit “C,” provided, however, such payment shall not prejudice the rights of the non-defaulting parties to pursue remedies for damages incurred by the non-defaulting parties as a result of the default. Any interest relinquished pursuant to this Article VII.D.3. shall be offered to the non-defaulting parties in proportion to their interests, and the non-defaulting parties electing to participate in the ownership of such interest shall be required to contribute their shares of the defaulted amount upon their election to participate therein.

4. Advance Payment: If a default is not cured within thirty (30) days of the delivery of a Notice of Default, Operator, or Non- Operators if Operator is the defaulting party, may thereafter require advance payment from the defaulting party of such defaulting party’s anticipated share of any item of expense for which Operator, or Non-Operators, as the case may be, would be entitled to reimbursement under any provision of this agreement, whether or not such expense was the subject of the previous default. Such right includes, but is not limited to, the right to require advance payment for the estimated costs of drilling a well or Completion of a well as to which an election to participate in drilling or Completion has been made. If the defaulting party fails to pay the required advance payment, the non-defaulting parties may pursue any of the remedies provided in this Article VII.D. or any other default remedy provided elsewhere in this agreement. Any excess of funds advanced remaining when the operation is completed and all costs have been paid shall be promptly returned to the advancing party.

5. Costs and Attorneys’ Fees: In the event any party is required to bring legal proceedings to enforce any financial obligation of a party hereunder, the prevailing party in such action shall be entitled to recover all court costs, costs of collection, and a reasonable attorney’s fee, which the lien provided for herein shall also secure.

E.	Rentals, Shut-in Well Payments and Minimum Royalties Or Other Lease Payments:

Rentals, shut-in well payments, minimum royalties, or royalty payment or other payment necessary to maintain all or a portion of an Oil and Gas Lease or interest which may be required under the terms of any lease shall be paid by Operator. Operator shall be reimbursed by the Non-Operator in its proportionate share as set out on Exhibit A(5). The Non-Operator may request, and shall be entitled to receive, proper evidence of all such payments. In the event of failure to make proper payment of any rental, shut-in well payment, minimum royalty, or royalty payment or other payment necessary to maintain all or a portion of an Oil and Gas Lease or interest, through mistake or oversight where such payment is required to continue the lease in force, any loss which results from such non-payment shall be borne in accordance with the provisions of Article IV.B.2.

Operator shall notify Non-Operators of the anticipated completion of a shut-in well, or the shutting in or return to production of a producing well, at least five (5) days prior to taking such action, or at the earliest opportunity permitted by circumstances, but assumes no liability for failure to do so. In the event of failure by Operator to so notify Non- Operators, the loss of any lease contributed hereto by Non-Operators for failure to make timely payments of any shut-in well payment shall be borne jointly by the parties hereto under the provisions of Article IV.B.3.

F.	Taxes:

Beginning with the first calendar year after the effective date hereof, Operator shall render for ad valorem taxation all property subject to this agreement which by law should be rendered for such taxes, and it shall pay all such taxes assessed thereon before they become delinquent. Prior to the rendition date, each Non-Operator shall furnish Operator information as to burdens (to include, but not be limited to, royalties, overriding royalties and production payments) on Leases and Oil and Gas Interests contributed by such Non-Operator. If the assessed valuation of any Lease is reduced by reason of its being subject to outstanding excess royalties, overriding royalties or production payments, the reduction in ad valorem taxes resulting therefrom shall inure to the benefit of the owner or owners of such Lease, and Operator shall adjust the charge to such owner or owners so as to reflect the benefit of such reduction. If the ad valorem taxes are based in whole or in part upon separate valuations of each party’s working interest, then notwithstanding anything to the contrary herein, charges to the joint account shall be made and paid by the parties hereto in accordance with the tax value generated by each party’s working interest. Operator shall bill the other parties for their proportionate shares of all tax payments in the manner provided in Exhibit “C.”

If Operator considers any tax assessment improper, Operator may, at its discretion, protest within the time and manner prescribed by law, and prosecute the protest to a final determination, unless all parties agree to abandon the protest prior to final determination. During the pendency of administrative or judicial proceedings, Operator may elect to pay, under protest, all such taxes and any interest and penalty. When any such protested assessment shall have been finally determined, Operator shall pay the tax for the joint account, together with any interest and penalty accrued, and the total cost shall then be assessed against the parties, and be paid by them, as provided in Exhibit “C.”

Operator shall pay or cause to be paid all production, severance, excise, gathering and other taxes imposed upon or with respect to the production or handling of such party’s share of Oil and Gas produced under the terms of this agreement. Operator shall make such payments and shall be reimbursed by the Non-Operator for its proportionate share of such payments according to Exhibit A(5).

ARTICLE VIII.

ACQUISITION, MAINTENANCE OR TRANSFER OF INTEREST

A.	Surrender of Leases:

The Leases covered by this agreement, insofar as they embrace acreage in the Contract Area, shall not be surrendered in whole or in part unless all parties consent thereto.

However, should any party desire to surrender its interest in any Lease or in any portion thereof, such party shall give written notice of the proposed surrender to all parties, and the parties to whom such notice is delivered shall have thirty (30) days after delivery of the notice within which to notify the party proposing the surrender whether they elect to consent thereto. Failure of a party to whom such notice is delivered to reply within said 30-day period shall constitute a consent to the surrender of the Leases described in the notice. If all parties do not agree or consent thereto, the party desiring to surrender shall assign, without express or implied warranty of title, all of its interest in such Lease, or portion thereof, and any well, material and equipment which may be located thereon and any rights in production thereafter secured, to the parties not consenting to such surrender. If the interest of the assigning party is or includes an Oil and Gas Interest, the assigning party shall execute and deliver to the party or parties not consenting to such surrender an oil and gas lease covering such Oil and Gas Interest for a term of one (1) year and so long thereafter as Oil and/or Gas is produced from the land covered thereby. Upon such assignment or lease, the assigning party shall be relieved from all obligations thereafter accruing, but not theretofore accrued, with respect to the interest assigned or leased and the operation of any well attributable thereto, and the assigning party shall have no further interest in the assigned or leased premises and its equipment and production other than the royalties retained in any lease made under the terms of this Article. The party assignee or lessee shall pay to the party assignor or lessor the reasonable salvage value of the latter’s interest in any well’s salvable materials and equipment attributable to the assigned or leased acreage. The value of all salvable materials and equipment shall be determined in accordance with the provisions of Exhibit “C,” less the estimated cost of salvaging and the estimated cost of plugging and abandoning and restoring the surface. If such value is less than such costs, then the party assignor or lessor shall pay to the party assignee or lessee the amount of such deficit. If the assignment or lease is in favor of more than one party, the interest shall be shared by such parties in the proportions that the interest of each bears to the total interest of all such parties. If the interest of the parties to whom the assignment is to be made varies according to depth, then the interest assigned shall similarly reflect such variances.

Any assignment, lease or surrender made under this provision shall not reduce or change the assignor’s, lessor’s or surrendering party’s interest as it was immediately before the assignment, lease or surrender in the balance of the Contract Area; and the acreage assigned, leased or surrendered, and subsequent operations thereon, shall not thereafter be subject to the terms and provisions of this agreement but shall be deemed subject to an Operating Agreement in the form of this agreement.

B.	Renewal or Extension of Leases:

If any party secures a renewal or replacement of an Oil and Gas Lease or Interest subject to this agreement, then all other parties shall be notified promptly upon such acquisition or, in the case of a replacement Lease taken before expiration of an existing Lease, promptly upon expiration of the existing Lease. The parties notified shall have the right for a period of thirty (30) days following delivery of such notice in which to elect to participate in the ownership of the renewal or replacement Lease, insofar as such Lease affects lands within the Contract Area, by paying to the party who acquired it their proportionate shares of the acquisition cost allocated to that part of such Lease within the Contract Area, which shall be in proportion to the interest held at that time by the parties in the Contract Area. Each party who participates in the purchase of a renewal or replacement Lease shall be given an assignment of its proportionate interest therein by the acquiring party.

If some, but less than all, of the parties elect to participate in the purchase of a renewal or replacement Lease, it shall be owned by the parties who elect to participate therein, in a ratio based upon the relationship of their respective percentage of participation in the Contract Area to the aggregate of the percentages of participation in the Contract Area of all parties participating in the purchase of such renewal or replacement Lease. The acquisition of a renewal or replacement Lease by any or all of the parties hereto shall not cause a readjustment of the interests of the parties stated in Exhibit “A,” but any renewal or replacement Lease in which less than all parties elect to participate shall not be subject to this agreement but shall be deemed subject to a separate Operating Agreement in the form of this agreement.

If the interests of the parties in the Contract Area vary according to depth, then their right to participate proportionately in renewal or replacement Leases and their right to receive an assignment of interest shall also reflect such depth variances.

The provisions of this Article shall apply to renewal or replacement Leases whether they are for the entire interest covered by the expiring Lease or cover only a portion of its area or an interest therein. Any renewal or replacement Lease taken before the expiration of its predecessor Lease, or taken or contracted for or becoming effective within six (6) months after the expiration of the existing Lease, shall be subject to this provision so long as this agreement is in effect at the time of such acquisition or at the time the renewal or replacement Lease becomes effective; but any Lease taken or contracted for more than six (6) months after the expiration of an existing Lease shall not be deemed a renewal or replacement Lease and shall not be subject to the provisions of this agreement.

The provisions in this Article shall also be applicable to extensions of Oil and Gas Leases.

C.	Acreage or Cash Contributions:

While this agreement is in force, if any party contracts for a contribution of cash towards the drilling of a well or any other operation on the Contract Area, such contribution shall be paid to the party who conducted the drilling or other operation and shall be applied by it against the cost of such drilling or other operation. If the contribution be in the form of acreage, the party to whom the contribution is made shall promptly tender an assignment of the acreage, without warranty of title, to the Drilling Parties in the proportions said Drilling Parties shared the cost of drilling the well. Such acreage shall become a separate Contract Area and, to the extent possible, be governed by provisions identical to this agreement. Each party shall promptly notify all other parties of any acreage or cash contributions it may obtain in support of any well or any other operation on the Contract Area. The above provisions shall also be applicable to optional rights to earn acreage outside the Contract Area which are in support of well drilled inside the Contract Area.

If any party contracts for any consideration relating to disposition of such party’s share of substances produced hereunder, such consideration shall not be deemed a contribution as contemplated in this Article VIII.C.

D.	Assignment; Maintenance of Uniform Interest:

For the purpose of maintaining uniformity of ownership in the Contract Area in the Oil and Gas Leases, Oil and Gas Interests, wells, equipment and production covered by this agreement no party shall sell, encumber, transfer or make other disposition of its interest in the Oil and Gas Leases and Oil and Gas Interests embraced within the Contract Area or in wells, equipment and production unless such disposition covers either:

1. the entire interest of the party in all Oil and Gas Leases, Oil and Gas Interests, wells, equipment and production; or

2. an equal undivided percent of the party’s present interest in all Oil and Gas Leases, Oil and Gas Interests, wells, equipment and production in the Contract Area.

Every sale, encumbrance, transfer or other disposition made by any party shall be made expressly subject to this agreement and shall be made without prejudice to the right of the other parties, and any transferee of an ownership interest in any Oil and Gas Lease or Interest shall be deemed a party to this agreement as to the interest conveyed from and after the effective date of the transfer of ownership; provided, however, that the other parties shall not be required to recognize any such sale, encumbrance, transfer or other disposition for any purpose hereunder until thirty (30) days after they have received a copy of the instrument of transfer or other satisfactory evidence thereof in writing from the transferor or transferee. No assignment or other disposition of interest by a party shall relieve such party of obligations previously incurred by such party hereunder with respect to the interest transferred, including without limitation the obligation of a party to pay all costs attributable to an operation conducted hereunder in which such party has agreed to participate prior to making such assignment, and the lien and security interest granted by Article VII.B. shall continue to burden the interest transferred to secure payment of any such obligations.

If, at any time the interest of any party is divided among and owned by four or more co-owners, Operator, at its discretion, may require such co-owners to appoint a single trustee or agent with full authority to receive notices, approve expenditures, receive billings for and approve and pay such party’s share of the joint expenses, and to deal generally with, and with power to bind, the co-owners of such party’s interest within the scope of the operations embraced in this agreement; however, all such co- owners shall have the right to enter into and execute all contracts or agreements for the disposition of their respective shares of the Oil and Gas produced from the Contract Area and they shall have the right to receive, separately, payment of the sale proceeds thereof.

E.	Waiver of Rights to Partition:

If permitted by the laws of the state or states in which the property covered hereby is located, each party hereto owning an undivided interest in the Contract Area waives any and all rights it may have to partition and have set aside to it in severalty its undivided interest therein.

F.	Preferential Right to Purchase:

☒	(Optional: Check if applicable)

Should any party desire to sell all or any part of its interests under this agreement, or its rights and interests in the Contract Area, it shall promptly give written notice to the other parties, with full information concerning its proposed disposition, which shall include the name and address of the prospective transferee (who must be ready, willing and able to purchase), the purchase price, a legal description sufficient to identify the property, and all other terms of the offer. The other parties shall then have an optional prior right, for a period of ten (10) days after notice is delivered, to purchase for the stated consideration on the same terms and conditions the interest which the other party proposes to sell; and, if this optional right is exercised, the purchasing parties shall share the purchased interest in the proportions that the interest of each bears to the total interest of all purchasing parties. However, there shall be no preferential right to purchase in those cases where any party wishes to mortgage its interests, or to transfer title to its interest to its mortgagee in lieu of or pursuant to foreclosure of a mortgage of its interests, or to dispose of its interests by merger, reorganization, consolidation, or by sale of all or substantially all of its Oil and Gas assets to any party, or by transfer of its interests to a subsidiary or parent company or to a subsidiary of a parent company, or to any company in which such party owns a majority of the stock.

ARTICLE IX.

INTERNAL REVENUE CODE ELECTION

If, for federal income tax purposes, this agreement and the operations hereunder are regarded as a partnership, and if the parties have not otherwise agreed to form a tax partnership pursuant to Exhibit “G” or other agreement between them, each party thereby affected elects to be excluded from the application of all of the provisions of Subchapter “K,” Chapter 1, Subtitle “A,” of the Internal Revenue Code of 1986, as amended (“Code”), as permitted and authorized by Section 761 of the Code and the regulations promulgated thereunder. Operator is authorized and directed to execute on behalf of each party hereby affected such evidence of this election as may be required by the Secretary of the Treasury of the United States or the Federal Internal Revenue Service, including specifically, but not by way of limitation, all of the returns, statements, and the data required by Treasury Regulation §1.761. Should there be any requirement that each party hereby affected give further evidence of this election, each such party shall execute such documents and furnish such other evidence as may be required by the Federal Internal Revenue Service or as may be necessary to evidence this election. No such party shall give any notices or take any other action inconsistent with the election made hereby. If any present or future income tax laws of the state or states in which the Contract Area is located or any future income tax laws of the United States contain provisions similar to those in Subchapter “K,” Chapter 1, Subtitle “A,” of the Code, under which an election similar to that provided by Section 761 of the Code is permitted, each party hereby affected shall make such election as may be permitted or required by such laws. In making the foregoing election, each such party states that the income derived by such party from operations hereunder can be adequately determined without the computation of partnership taxable income.

ARTICLE X.

CLAIMS AND LAWSUITS

Operator may settle any single uninsured third party damage claim or suit arising from operations hereunder if the expenditure does not exceed Twenty-Five Thousand and No/100 Dollars ($ 25,000.00) and if the payment is in complete settlement of such claim or suit If the amount required for settlement exceeds the above amount, the parties hereto shall assume and take over the further handling of the claim or suit, unless such authority is delegated to Operator. All costs and expenses of handling settling, or otherwise discharging such claim or suit shall be at the joint expense of the parties participating in the operation from which the claim or suit arises. If a claim is made against any party or if any party is sued on account of any matter arising from operations hereunder over which such individual has no control because of the rights given Operator by this agreement, such party shall immediately notify all other parties, and the claim or suit shall be treated as any other claim or suit involving operations hereunder.

ARTICLE XI.

FORCE MAJEURE

If any party is rendered unable, wholly or in part, by force majeure to carry out its obligations under this agreement, other than the obligation to indemnify or make money payments or furnish security, that party shall give to all other parties prompt written notice of the force majeure with reasonably full particulars concerning it; thereupon, the obligations of the party giving the notice, so far as they are affected by the force majeure, shall be suspended during, but no longer than, the continuance of the force majeure. The term “force majeure,” as here employed, shall mean an act of God, strike, lockout, or other industrial disturbance, act of the public enemy, war, blockade, public riot, lightening, fire, storm, flood or other act of nature, explosion, governmental action, governmental delay, restraint or inaction, unavailability of equipment, and any other cause, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of the party claiming suspension.

The affected party shall use all reasonable diligence to remove the force majeure situation as quickly as practicable. The requirement that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes, lockouts, or other labor difficulty by the party involved, contrary to its wishes; how all such difficulties shall be handled shall be entirely within the discretion of the party concerned.

ARTICLE XII.

NOTICES

All notices authorized or required between the parties by any of the provisions of this agreement, unless otherwise specifically provided, shall be in writing and delivered in person or by United States mail, courier service, email, telegram, telex, telecopier or any other form of facsimile, postage or charges prepaid, and addressed to such parties at the addresses listed on Exhibit “A.” All telephone, email or oral notices permitted by this agreement shall be confirmed immediately thereafter by written notice. The originating notice given under any provision hereof shall be deemed delivered only when received by the party to whom such notice is directed, and the time for such party to deliver any notice in response thereto shall run from the date the originating notice is received. “Receipt” for purposes of this agreement with respect to written notice delivered hereunder shall be actual delivery of the notice to the address of the party to be notified specified in accordance with this agreement, or to the telecopy, facsimile or telex machine of such party. The second or any responsive notice shall be deemed delivered when deposited in the United States mail or at the office of the courier or telegraph service, or upon transmittal by telex, telecopy or facsimile, or when personally delivered to the party to be notified, provided, that when response is required within 24 or 48 hours, such response shall be given orally or by telephone, email, telex, telecopy or other facsimile within such period. Each party shall have the right to change its address at any time, and from time to time, by giving written notice thereof to all other parties. If a party is not available to receive notice orally or by telephone when a party attempts to deliver a notice required to be delivered within 24 or 48 hours, the notice may be delivered in writing by any other method specified herein and shall be deemed delivered in the same manner provided above for any responsive notice.

ARTICLE XIII.

TERM OF AGREEMENT

This agreement shall remain in full force and effect as to the Oil and Gas Leases and/or Oil and Gas Interests subject hereto for the period of time selected below; provided, however, no party hereto shall ever be construed as having any right, title or interest in or to any Lease or Oil and Gas Interest contributed by any other party beyond the term of this agreement.

☒	Option No. 1: So long as any of the Oil and Gas Leases subject to this agreement remain or are continued in force as to any part of the Contract Area, whether by production, extension, renewal or otherwise

☐	Option No. 2: In the event the well described in Article VI.A., or any subsequent well drilled under any provision of this agreement, results in the Completion of a well as a well capable of production of Oil and/or Gas in paying quantities, this agreement shall continue in force so long as any such well is capable of production, and for an additional period of __________ days thereafter; provided, however, if, prior to the expiration of such additional period, one or more of the parties hereto are engaged in drilling, Reworking, Deepening, Sidetracking, Plugging Back, testing or attempting to Complete or Re-complete a well or wells hereunder, this agreement shall continue in force until such operations have been completed and if production results therefrom, this agreement shall continue in force as provided herein. In the event the well described in Article VI.A., or any subsequent well drilled hereunder, results in a dry hole, and no other well is capable of producing Oil and/or Gas from the Contract Area, this agreement shall terminate unless drilling, Deepening, Sidetracking, Completing, Re- completing, Plugging Back or Reworking operations are commenced within __________ days from the date of abandonment of said well. “Abandonment” for such purposes shall mean either (i) a decision by all parties not to conduct any further operations on the well or (ii) the elapse of 180 days from the conduct of any operations on the well, whichever first occurs.

The termination of this agreement shall not relieve any party hereto from any expense, liability or other obligation or any remedy therefor which has accrued or attached prior to the date of such termination.

Upon termination of this agreement and the satisfaction of all obligations hereunder, in the event a memorandum of this Operating Agreement has been filed of record, Operator is authorized to file of record in all necessary recording offices a notice of termination, and each party hereto agrees to execute such a notice of termination as to Operator’s interest, upon request of Operator, if Operator has satisfied all its financial obligations.

ARTICLE XIV.

COMPLIANCE WITH LAWS AND REGULATIONS

A.	Laws, Regulations and Orders:

This agreement shall be subject to the applicable laws of the state in which the Contract Area is located, to the valid rules, regulations, and orders of any duly constituted regulatory body of said state; and to all other applicable federal, state, and local laws, ordinances, rules, regulations and orders.

B.	Governing Law:

This agreement and all matters pertaining hereto, including but not limited to matters of performance, non-performance, breach, remedies, procedures, rights, duties, and interpretation or construction, shall be governed and determined by the law of the state in which the Contract Area is located.

C.	Regulatory Agencies:

Nothing herein contained shall grant, or be construed to grant, Operator the right or authority to waive or release any rights, privileges, or obligations which Non-Operators may have under federal or state laws or under rules, regulations or orders promulgated under such laws in reference to oil, gas and mineral operations, including the location, operation, or production of wells, on tracts offsetting or adjacent to the Contract Area.

With respect to the operations hereunder, Non-Operators agree to release Operator from any and all losses, damages, injuries, claims and causes of action arising out of, incident to or resulting directly or indirectly from Operator’s interpretation or application of rules, rulings, regulations or orders of the Department of Energy or Federal Energy Regulatory Commission or predecessor or successor agencies to the extent such interpretation or application was made in good faith and does not constitute gross negligence. Each Non-Operator further agrees to reimburse Operator for such Non-Operator’s share of production or any refund, fine, levy or other governmental sanction that Operator may be required to pay as a result of such an incorrect interpretation or application, together with interest and penalties thereon owing by Operator as a result of such incorrect interpretation or application.

ARTICLE XV.

MISCELLANEOUS

A.	Execution:

This agreement shall be binding upon each Non-Operator when this agreement or a counterpart thereof has been executed by such Non-Operator and Operator notwithstanding that this agreement is not then or thereafter executed by all of the parties to which it is tendered or which are listed on Exhibit “A” as owning an interest in the Contract Area or which own, in fact, an interest in the Contract Area. Except as otherwise provided in Article IV.B, in the event operations on a well shall be commenced without execution of this agreement by all persons listed on Exhibit “A” as having a current interest in such well, or in the event that subsequent to the commencement of operations on the well previously unknown or undisclosed persons owning working interests in a well are discovered, or both, the parties executing this agreement agree to one of the following:

☐	Option No. 1: Operator shall indemnify executing Non-Operators with respect to all costs incurred for the well which would have been charged to each such person under this agreement as if such person had executed the same and Operator shall receive all revenues which would have been received by each such person under this agreement as if such person had executed the same.

☒	Option No. 2: The Operator shall advise all parties of the total interest of the parties that have executed this agreement. Each party executing this agreement, within forty-eight (48) hours after delivery of such notice, shall advise the Operator of its desire to (i) limit participation to such party’s interest as shown on Exhibit “A” or (ii) carry only its proportionate part (determined by dividing such party’s interest in the Contract Area by the interest of all parties executing this agreement) of non-executing persons’ interests, or (iii) carry its proportionate part (determined as provided in (ii)) of non-executing persons’ interests together with all or a portion of its proportionate part of any non-executing persons interests that any executing party did not elect to take. Any interest of non-executing persons that is not carried by an executing party shall be deemed to be carried by the Operator. Failure to advise the Operator within the time required shall be deemed an election under (i).

B.	Successors and Assigns:

This agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, devisees, legal representatives, successors and assigns, and the terms hereof shall be deemed to run with the Leases or Interests included within the Contract Area.

C.	Counterparts:

This instrument may be executed in any number of counterparts, each of which shall be considered an original for all purposes.

D.	Severability:

For the purposes of assuming or rejecting this agreement as an executory contract pursuant to federal bankruptcy laws, this agreement shall not be severable, but rather must be assumed or rejected in its entirety, and the failure of any party to this agreement to comply with all of its financial obligations provided herein shall be a material default.

ARTICLE XVI.
OTHER PROVISIONS

A. Conflict of Terms:

Notwithstanding anything in this Agreement to the contrary, in the event of any conflict between the provisions of this Agreement or its Exhibits and the provisions of this Article XVI, the provisions of this Article XVI shall govern.

B. Definitions:

1.	The term “Affiliate” means, with respect to any person or entity, any person or entity directly or indirectly controlling, controlled by, or under common control with such person or entity. As used in this definition of Affiliate, the term “control” and any derivations thereof means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether though ownership of voting securities, by contract or otherwise.

2.	The term “AMI” has the meaning set forth in this Article XVI.

3.	The term “Contract Area Facilities” has the meaning set forth in this Article XVI.

4.	The term “Contract Area Line” has the meaning set forth in Article XVI.

C. Operator’s Duty:

Unless drilling operations are terminated pursuant to Article VI.F, Operator shall drill a Horizontal Well to the objective Zone(s) and drill the Lateral in the Zone(s) at least to a Displacement to which a reasonably prudent operator would deem further drilling is neither justified nor required.

D. Priority of Operations - Horizontal Wells:

Notwithstanding Article VI.B.6 or anything else in this agreement to the contrary, it is agreed that where a Horizontal Well subject to this agreement has been drilled to the objective Displacement and the Consenting Parties cannot agree upon the sequence and timing of further operations regarding such Horizontal Well, the following elections shall control the order of priority enumerated hereafter:

First:	Testing, coring or logging;
Second:	Complete drilling operations of all proposed Laterals;
Third:	Extend or Deepen a Lateral;
Fourth:	Kick out and drill an additional Lateral in the same Zone;
Fifth:	Plug Back the well to a Zone above the Zone in which a Lateral was drilled; if there is more than one proposal to Plug Back, the proposal to Plug Back to the next deepest prospective Zone shall have priority over a proposal to Plug Back to a shallower prospective Zone;
Sixth:	Sidetrack; and
Seventh:	Plug and abandon as provided for in Article VI.E

Provided, however, that if, at the time the Consenting Parties are considering any of the above, the hole is in such a condition that a reasonably prudent operator would not conduct the particular contemplated operation involved for fear of placing the hole in jeopardy or losing the hole prior to Completing the Horizontal Well in the objective Zone, such operation shall be eliminated from the priorities set forth above.

Vertical Wells: If at any time there is more than one operation proposed in connection with any well subject to this Agreement, then unless all participating parties agree on the sequence of such operations, such proposals shall be undertaken in the following order of priority:

Vertical Wells

1.	Proposals to do additional logging, coring or testing.
2.	Proposals to attempt completions, in ascending order.
3.	Proposals to plug back and attempt completion, in ascending order.
4.	Proposals to deepen the well, in descending order.
5.	Proposals to sidetrack the well.
6.	Proposal to plug and abandon the well.

E. Revenue Distribution:

The Operator will use its best efforts to facilitate the Non-Operator’s right to receive its revenue direct from the purchaser of production. In the event any purchaser of production from the Contract Area remits all of the proceeds therefor to the Operator for distribution, the Operator shall use reasonable diligence in remitting to each working interest owner and royalty owner his or its proportionate share of said proceeds received by the Operator within thirty (30) days after receipt by the Operator of such proceeds.

F. Marketing:

Should Operator secure a market to dispose of its proportionate share of oil and/or gas produced from the Contract Area, said party shall use its best efforts to provide the option for the parties to this Agreement to have access to said market on substantially the same terms and conditions as secured by the Operator. Should any Non-Operator not have its own market to dispose of its proportionate share of oil and/or gas produced from the Contract Area, then upon request by Non-Operator, Operator shall provide the option for the Non-Operator to have access to the same market pursuant to which Operator’s production is marketed on no less favorable terms and conditions as secured by the Operator on an arms-length basis, without discrimination (as to price and quantity) when compared to Operator’s own oil and gas, and pro-rata to the parties’ respective interests in such production. Such requests may be made from time to time upon not less than sixty (60) days written notice to the Operator, and shall be for periods of not less than twelve (12) months. Any expense incident to the exercise of such election shall be borne by the applicable Non-Operator, including but not limited to any costs incurred by Operator in respect to the commitment of such production. If the Operator is obligated to market Non-Operator’s gas pursuant to the foregoing, then the Operator shall be obligated to take Such gas to the “point of Sale” which for the purposes of the foregoing means (a) with respect to gas produced from the Contract Area that is processed in a processing plant, the first point downstream of the processing plant that is generally recognized in the industry as a point of sale or point of delivery to multiple purchasers of gas and is on a major gas transmission pipeline, and (b) with respect to gas produced from the Contract Area that is not processed in a processing plant, the first point downstream of the Contract Area that is generally recognized in the industry as a point of sale or point of delivery to multiple purchasers of gas and is on a major gas transmission pipeline. A major gas transmission pipeline is a pipeline owned by a person not Affiliated with Operator that transports gas for multiple producers and has the capability of transmitting at least 250 mmcf of gas per day to points of delivery at least 150 miles from the Contract Area. During any period. Operator is marketing Non-Operator’s production, Operator shall also be responsible for calculating the royalty burdens owing on such production and disbursing the royalty owners share of proceeds received. Upon twenty (20) days prior written notice to Operator, Non-Operator shall have the right to audit Operator’s records with respect to such sales price and average price. IN no event shall Operator charge Non-Operator with any Affiliate marketing charge or sales charge or commission for marketing oil and gas production pursuant to the foregoing: provided that Non-Operator will remain liable for any non-Affiliated marketing charges or sales charges or commissions or other charges owed or due to non- Affiliated third parties.

Further, if in connection with the Operator’s obligation to market gas production for Non-Operator, if gas is processed through a plant owned by Operator or its Affiliates, Operator shall ensure that Non-Operator receives an amount for its residue gas and natural gas liquids that were separated or extracted that is no less than would have been the case had such gas not been processed based on the heating value of the gas prior to processing; provided, that the foregoing will not apply to the extent Operator determines, acting as a reasonably prudent operator under the circumstances, that gas must processed order to meet downstream contractual gas specifications.

G. Area of Mutual Interest/Parties Interests:

An area of mutual interest is hereby established by the parties which shall encompass all the Contract Area to the extent any lands are acquired within said Contract Area on or after the Effective Date hereto. The AMI shall remain in effect for the term of three (3) years As long as the AMI remains in effect, should Operator acquire an oil and/or gas leasehold interest subsequent to the effective date herein, which shall include an oil and gas lease or leases, farm-ins or similar contractual rights (but expressly excludes fee mineral or royatly or overriding royalty interest) to earn an interest in an oil and gas lease or leases affecting, any lands within the AMI (each, an “AMI Acquisition”), the Operator shall promptly give written notice to the other parties within thirty (30) days from said AMI Acquisition, together with all terms and pertinent details and information relative to such AMI Acquisition, including without imitation, the cost of the AMI Acquisition and the royalty, overriding royalty, or such other burdens or unusual obligations affecting such oil and gas lease interest or the right to acquire same which are part of the AMI Acquisition. The parties hereto shall be burdened by the cost of said AMI Acquisition in the following proportions:

Operator: 100%
Non-Operator: 0%

However, working interest ownership in said AMI Acquisitions shall be owned in the following proportions:

Operator: 87.5%
Non-Operator: 12.5%

The twelve and on-half percent (12.5%) interest set forth above is comprised of a six and one-quarter percent (6.25%) carried interest through [he tanks and a six and one-quarter percent (6.25%) back in after payout interest for the first J producing horizontal wells as set Forth in that Mixon, Prospect Participation Agreement dated effective July 15, 20/$, among the parties hereto (“Participation Agreement”). As to all other wells, it shall be a standard twelve and one-half percent {12.5%) working interest.

Subsequent to said carried interest being carried through the tanks as to all three wells and payout on all three wells, the ownership in any AMI Acquisitions and the Contract Area shall be as follows:

Operator: 87.5%
Non-Operator: 12.5%

The twelve and on-half percent (12.5%) interest, set forth hereinabove, attributable to Non-Operator shall be a standard working interest. Any AMI Acquisitions subsequent to the six and one-quarter percent (6.25%) carried interest through the tanks and a six and one-quarter percent (6.25%) back in after payout interest for the first three wells as set forth hereinabove shall be offered to Non-Operator within thirty (30) days from the date of acquisition. Said Non-Operator shall have a period of thirty (30) days after receipt to such notice to elect in writing whether or not to acquire its proportionate share of such AMI Acquisition. Failure of Non-Operator to give timely notice of its election shall be deemed an election to not acquire. In the event that the Non-Operator elects to participate in such an AMI Acquisition, the Operator shall prepare and deliver to the Non-Operator an appropriate partial assignment of the AMI Acquisition. Within thirty (30) days after making a timely election to participate in such an AMI Acquisition, the Non-Operator shall tender payment to the Operator for its proportionate share of the cost of such AMI Acquisition, and the Non-Operator shall assume its share of all costs, liabilities and obligations thereof. Failure to make such payment within said thirty (30) day period Shall be deemed an election not to acquire its proportionate share of such AMI Acquisition.

It is the intention that the lease falls under the same terms and provisions of the Participation Agreement and both parties hereto agree that this provision is subject to and in the event of the conflict between the aforementioned terms and provisions and those as set out in the Participation Agreement, then the terms and provisions of the Participation Agreement shall control.

H. Conflicts:

This Operating Agreement is Subject to the terms of that Participation Agreement between the parties hereto, covering the Contract Area. In the event of a conflict between the terms and provisions of the aforementioned Participation Agreement and the terms and provisions of this Operating Agreement, the terms and provisions of the aforementioned Participation Agreement shall control. All Parties to this agreement expressly agree that the Participation Agreement between the Parties contains express provisions regarding ownership interests in and to the Contract Area, including that specific drilling commitment, carried and back in after payout working interest provisions.

I. Royalties, Overriding Royalties and Other Payments:

Operator shall pay, or cause to be paid, all royalties, overriding royalties, payments out of production, or other amounts or charges which may be or become payable out of production and shall charge all such payments to the account of the party responsible therefor.

J. Press Release:

INTENTIONALLY OMITTED

K. Mutuality:

The parties hereto acknowledge and declare that this Agreement is the result of extensive negotiations between themselves. Accordingly, in the event of any ambiguity in this Agreement, there shall be no presumption that this instrument was prepared solely by any one party hereto.

L. Headings:

The heading as set forth in this Agreement are for convenience only, and shall not control or affect the meaning or construction of the terms and provisions hereof.

M. Typed vs. Printed Portion:

In the event of a conflict between the typewritten portions and printed portions hereof, the typewritten portions shall prevail.

N. Drilling Costs Overruns:

Notwithstanding any provision herein to the contrary, Operator shall notify Non-Operator at such time as expenditure for an operation approach 150% of the estimated costs for an operation stated in the applicable Authority For Expenditure (AFE), and with such notice Operator shall estimate such amounts in excess of the costs estimated in the AFE that Operator believes will be required to complete the operation. In the event the cause of actual expenditures approaching or exceeding 150% of the costs estimated in the AFE is a matter other than an explosion, blowout, fire or other sudden emergency, or a drilling problem such as lost circulation, that, in Operator’s judgment, does not permit a voluntary suspension of the operation, all parties shall have the right to elect whether or not to participate in further operations in accordance with the provisions herein regarding time limitations for notices and regarding the consequences for non-consenting on further operations No party shall have any election under the provisions of this paragraph with, regard to over-expenditures caused by an explosion, blowout, fire or other sudden emergency, or a drilling problem such as lost circulation that in Operators, judgment, does not permit a voluntary suspension of the operation. A party electing under the provisions of this paragraph to discontinue participation in an operation nevertheless shall be responsible for its share of expenditures incurred up to the time further operations are commenced or its share of expenditures that are necessary to maintain the integrity of the hole due to circumstances occurring prior to the time further operations commence, but limited in each case to those reasonable charges incurred prior to the continuation of the operation by the parties electing to continue the operation. The provisions of this paragraph shall not be applicable in the event all parties participating in the operation decide to terminate the operation.

O. Recoupment of Non-Consent Penalties:

Section VI.B.2. of this Operating Agreement, entitled “Operations by Less than All Parties”, is amended to provide that in the event a well has been drilled by the parties to an objective depth agreed to by all the parties and thereafter a proposal is made to either: a)deepen the well; or b) to attempt a completion in any sand or horizon penetrated in such well; or c) after production is established, to rework a well as to any sand or horizon, and any party elects not to participate in such operation, the costs for such operation together with the penalty for failure to participate as provided under a) and b) of said Article VI.B.2. shall be recouped only out of production obtained from the sands or horizons encountered below such objective depth in any such proposed deepening operation or only from the particular sand or horizon specified in any such proposed completion attempt or only from the sand or horizon specified in any such proposed reworking operation.

the operation.

P. Abandonment of Producing Zone.

No well producing in paying quantities shall be reworked or deepened without the consent of all of the working interest owners in such well.

Q. Default in Payment.

If any party (including the Operator) fails to pay its share of any cost, including any advance which it is obligated to make under the preceding Article VII.C. or any other provision of this agreement, within the period required for such payment hereunder, then in addition to the remedies provided in Article VIIB. the Operator (or any Non-Operator if the Operator is the party in default) may pursue any or all of the following remedies:

1.	Suspension of Rights: Operator (or the Non-Operator if Operator is the party in default) may deliver to the party in default a Notice of Default, which shall specify the default, specify the action to be taken to cure the default, and specify that failure to take such action will result in the exercise of one or more of the remedies provided in this Article. If the default is not cured within fifteen (15) days of the delivery of such Notice of Default Operator (or the Non-Operator if Operator is the party at fault) may suspend any or all rights of the defaulting party granted by this agreement until the default is cured, without prejudice to the right of the non-defaulting party to continue to enforce the obligations of the defaulting party theretofore accrued or thereafter accruing under this agreement. If Operator is the party in default, the Non-Operators shall in addition have the right, by vote of Non-Operators owning a majority interest in the Contract Area after excluding the voting interest of Operator, to appoint a new Operator effective immediately. The rights of a defaulting party that may be suspended hereunder at the election of the non-defaulting parties shall include, without limitations, the right to receive information as to any operation conducted hereunder during the period of such default, and the right to elect to participate in an operation under Article VI.B.1. of this Operating Agreement.

2.	Suit for Damages: Operator (or the Non-Operator if Operator is the party in default) may sue to collect the amounts in default together with all consequential damages suffered by the non-defaulting parties as a result of the default, plus interest accruing on the amounts recovered from the date of default until the date of collection at the rate specified in Section I.(3) of the Accounting Procedures attached hereto.

3.	Deemed Non-Consent: Operator (or any Non-Operator if the Operator is the party in default) may deliver a written Notice of Non-Consent Election to the defaulting party at any time after the expiration of the fifteen (15) day cure period following delivery of the Notice of Default, in which event if the billing is for the drilling of a new well or the plugging back, sidetracking, reworking or deepening of a well which is to be or has been plugged as a dry hole, or for the completion or recompletion of any well, the non-paying party will be conclusively deemed to have elected not to participate in the operation and to be a Non-Consenting Party with respect to the provisions herein to the extent of the costs unpaid by such party, notwithstanding any election to participate theretofore made. If election is made to proceed under this provision, then the non-defaulting party may not elect to sue for the unpaid amount pursuant to this Article until the delivery of such notice on Non-Consent Election to the non-paying party, such party shall have the right to cure its default by paying the unpaid billing plus interest at the rate set forth in Section I.(3) of the attached Accounting Procedures plus any costs or damages incurred by the non-defaulting parties as a result of the default. Any interest relinquished pursuant to this Article shall be offered by Operator (or by the Non-Operators if Operator is the defaulting party) to the non-defaulting parties in proportion to their interests, and the non-defaulting parties electing to contribute their shares of the defaulted amount. In the event a party disputes in good faith the existence of a default on his part that is the subject of a Notice of Default, such party may avoid the imposition of the remedies for such default contained in this agreement by paying the disputed amount into an account at a bank requiring the signatures of both such party and the Operator (or, if the Operator is the party in default, a Non-Operator designated by the Non-Operators) in order to release such funds. Such funds shall be released to the party entitled thereto upon the resolution of the issue raised by the objecting party.

4.	Costs and Attorney’s Fees: In the event any party shall ever be required to bring legal proceeding in order to collect any sums due from any other party or to enforce any other right under this agreement, then the prevailing party in such action shall also be entitled to recover all court costs, costs of collection, and a reasonable attorney’s fee, which the lien provided for herein shall also secure.

R. Central Facilities/Gathering Language:

If any party to this agreement or any Affiliate of such party proposes the construction and operation of a pipeline or gathering line on the Contract Area or which is solely dedicated to the transportation of product from the Contract Area or lands pooled therewith, whether located on or off the Contract Area (a “Contract Area Line”) or acquisition of an existing pipeline and/or gathering line which would be a Contract Area Line, or the construction of a processing plant located on the Contract Area or which is solely for production from the Contract Area or lands pooled therewith (together with a Contract Area Line, the “Contract Area Facilities”), then such party shall offer each of the other non-proposing parties to this Agreement the right to participate in the construction, operation and ownership of and the obligation to pay for, such Contract Area Facilities in its respective working interest percentage, including the right of transporting and processing production from the Contract Area. Upon receipt of a proposal and accompanying AFE for the construction of any Contract Area Facilities, the parties shall have the election to participate or not participate in such proposal and shall respond to the proposal and accompanying AFE within thirty (30) days. Failure to respond shall be deemed an election not to participate therein. A party’s participation election shall be subject to the COPAS. If a party elects to not participate in a proposal for any Contract Area Facilities, then the participating parties in such facilities shall bear the entire cost, liability and risk in any way associated with such operations. If a party elects to not participate in a proposal for any Contract Area Facilities, and later elects to participate in an operation that requires use of any such facility (such as if Party elects to participate in drilling a well that is tied into a lank battery in which party previously elected not to participate) or if party later becomes entitled to receive production proceeds from a well it had previously elected not to participate in, then the party shall pay to the Operator an amount equal to 150% of the amount that the party would have paid had it participated in such Contract Area Facilities. Additionally, a party will be required to participate in any facility or gathering line which serves a well in which a party has previously elected to participate. Notwithstanding the foregoing, central facilities or gathering lines constructed pursuant to this Article XVI., shall solely be used for production from the Contract Area.

S. Meeting and Information:

The Parties shall meet at least once every six (6) months at a mutually agreed time and location to conduct a review of the exploration, development and operation of the Contract Area, including, without limitation, lease operating costs to date, projected lease operating costs, capital expenditures, and technical issues and the plans, drilling schedule and budgets for activities under this Agreement for the following six (6) months. Not later than thirty (30) days in advance of each scheduled meeting, Operator shall provide to Non-Operator Operator’s proposals with respect to such plans, drilling schedule and budgets. The Operator shall devise and furnish to Non-Operator a plan of exploration, development and operation of the Contract Area for the next six (6) month period. Each six (6) months, Operator shall prepare and provide to Non-Operator a budget for the following six (6) month period showing on a quarterly basis all anticipated costs and expenses for drilling and completion of wells and other capital expenditures. Such budgets shall be for informational purposes only.

In addition to the aforementioned meetings Operator shall provide, on a real time basis, Non-Operator with any and all information regarding exploration, development and operation of the Contract Area, including, without limitation, any and all lease operating costs to date, projected lease operating costs, capital expenditures, plans, drilling schedule, budgets for activities under this Agreement, any and all technical information regarding operations under this Agreement, and all finalized plans prepared by or for Operator concerning the development of gathering lines or pipelines or processing facilities promptly after the same are finalized. Operator shall provide Non-Operator all processed data for all Seismic Operations in which Non-Operator participates as and when each processing step (i.e., stack, preliminary migration, and final migration) is completed. Real time basis as used herein is the information that would be required for “steering” of the wellbore and other information that may typically be provided in the industry live for drilling, fracing and completion operations, or similar operations.

T. Limitation Upon Well Proposals:

The parties hereto agree that no more than 2 proposals to drill wells and 2 proposals to complete wells may be in effect at any one time. The limitations set forth in this Article may be exceeded with the written consent of all Parties hereto. In no event shall the above limitations apply to prevent the drilling of any well that is necessary to prevent an oil and gas lease from expiring or required to respond to a drilling demand or similar claim to enforce express or implied covenants under a lease.

IN WITNESS WHEREOF, this agreement shall be effective as of the 15th day of July, 2016. 4-BR. who has prepared and circulated this form for execution, represents and warrants that the form was printed from and, with the exception(s) listed below, is identical to the AAPL Form 610-1989 Model Form Operating Agreement, as published in computerized form by Forms On-A-Disk, Inc. No changes, alterations, or modifications, other than those made by strikethrough and/or insertion and that are clearly recognizable as changes in Articles II, III, IV, V, VI, VII, VIII, IX, XII, XIV, XV, and XVI, have been made to the form.

ATTEST OR WITNESS:		OPERATOR
Energy Hunter Resources, Inc. (“EHR”)

	By	/s/ Gary C. Evans

Gary C. Evans
Type or print name

		Title	Chairman & CEO

		Date	July 12, 2016

Tax ID or S.S. No.

NON-OPERATORS

4-BR Resources Investments II, LLC (“4-BR”)

By	/s/ Brian G. Burgher

Brian G. Burgher, Manager
Type or print name

Title

Date

Tax ID or S.S. No.

By

Type or print name

Title

Date

Tax ID or S.S. No.

By

Type or print name

Title

Date

Tax ID or S.S. No.

ACKNOWLEDGMENTS

Note: The following forms of acknowledgment are the short forms approved by the Uniform Law on Notarial Acts. The validity and effect of these forms in any state will depend upon the statutes of that state.

Individual acknowledgment:

State of	Texas	)
) ss.
County of	Harris	)

This instrument was acknowledged before me on

July 13, 2016	by	Gary C. Evans, Chairman & CEO
Energy Hunter Resources, Inc

(Seal, if any)	/s/ Dawn Haywood

Title (and Rank)

	My commission expires	10/27/17

Acknowledgment in representative capacity:

State of	Texas	)
) ss.
County of	Harris	)

This instrument was acknowledged before me on

July 13, 2016 by Brian G. Burgher as Manager of 4-BR Resources Investments II, LLC.

(Seal, if any)	/s/ Dawn Haywood

Title (and Rank)

	My commission expires	10/27/17

EXHIBIT “A”

Attached to and made a part of that certain Mixon Prospect Joint Operating Agreement dated effective July 15, 2016, by and between,
Energy Hunter Resources, Inc., as Operator,
and 4-BR Resources Investments II, LLC, as Non-Operator

(1) DESCRIPTION OF LANDS SUBJECT TO THIS AGREEMENT (the “CONTRACT AREA”):

The lands which constitute the Leased Premises and known as the Mixon Prospect (as depicted below and further described in the Lease Schedule hereinbelow).

(2) RESTRICTIONS, IF ANY, AS TO DEPTHS, FORMATIONS, OR SUBSTANCES:

This agreement covers, and is limited to, the depths which from time to time are included in the Leases, as set forth on the Lease Schedule attached hereto as Exhibit “A (5)”.

(3) PARTIES TO AGREEMENT WITH ADDRESSES AND TELEPHONE NUMBERS FOR NOTICE PURPOSES:

Attn:

Main Phone:
Direct Phone:
Fax:
Email:

Attn:
Main Phone:
Direct Phone:
Fax:
Email:

(4) INTERESTS OF PARTIES TO THIS AGREEMENT:

AS TO THE FIRST THREE HORIZONTAL WELLS, INCLUDING THE INITIAL
HORIZONTAL OBLIGATION WELL (OR SUBSTITUTE WELLS), AS EACH OF
THOSE TERMS ARE DEFINED IN THAT MIXON PROSPECT PARTICIPATION
AGREEMENT BETWEEN THE PARTIES HERETO DATED EFFECTIVE JULY 15,
2016, AFTER THE POINT OF FIRST SALES, ON A WELL BY WELL BASIS

EHR	93.75%

4-BR	6.25% *

Total	100.000%

* This interest is a 6.25% Carried Working Interest as described in the Participation Agreement

AS TO THE FIRST THREE HORIZONTAL WELLS, INCLUDING THE INITIAL
HORIZONTAL OBLIGATION WELL (OR SUBSTITUTE WELLS), AS EACH OF
THOSE TERMS ARE DEFINED IN THAT MIXON PROSPECT PARTICIPATION
AGREEMENT BETWEEN THE PARTIES HERETO DATED EFFECTIVE JULY 15,
2016, AFTER PAYOUT, ON A WELL BY WELL BASIS

EHR	87.5%

4-BR	12.5% *

Total	100.000%

* This interest includes the aforementioned 6.25% Carried Working Interest and a 6.25% Back In After Payout Working Interest.

AS TO ALL LEASES AND AS TO ALL WELLS SUBSEQUENT TO THOSE WELLS
DESCRIBED HEREINABOVE

EHR	87.5%

4-BR	12.5% *

Total	100.000%

It is the intention of the parties hereto to deliver a proportionately reduced 75% Net Revenue Interest, and this JOA is subject to any and all reserved or retained interests including overriding royalty interests as set forth in the Mixon Prospect Participation Agreement dated effective July 15, 2016.

As to all AMI acreage obtained subsequent to the effective date herein, as described in Article XVI, the ownership is as set forth therein.

(5) OIL AND GAS LEASES AND/OR OIL AND GAS INTERESTS SUBJECT TO THIS AGREEMENT:

LEASE SCHEDULE – MIXON PROSPECT- 2016
KARNES COUNTY, TEXAS

Lessor	Lessee	Lease Date	Gross Acres	Net Acres	Primary Term	Extension Term	Recording Information	Description
James Brown 102 Evans Ave. Kenedy, TX 78119	4-BR	7/9/2015	18.00	3.6	3 years	2 years	201500144232	A-6, 18 ac., Tr. 14 in Partition Deed @ 530/902, Deed Records Karnes Co., TX
Grace Hammack 117 Northampton Circle Victoria, TX 77904	4-BR	7/9/2015	18.00	3.6	3 years	2 years	201500144231	SAME AS ABOVE
Linda Rowley 117 Northampton Circle Victoria, TX 77904	4-BR	7/9/2015	18.00	3.6	3 years	2 years	201500144230	SAME AS ABOVE
Karen Segovia 2609 Tonya Ln. Beeville, TX 78102	4-BR	6/23/2015	18.00	3.6	3 years	2 years	201500144229	SAME AS ABOVE
Kelly Brown 1218 W. Gascon Rd. San Tan Valley, AZ 85143	4-BR	7/9/2015	18.00	3.6	3 years	2 years	201500144227	SAME AS ABOVE
Antonio Rodriguez 317 Banks St. Kenedy, TX 78119	4-BR	7/9/2015	18.00	18.0	3 years	2 years	201500144228	A-6, 18 ac., Tr. 1 in Partition Deed 530/902 Deed Records Karnes Co., TX
Suzanne Remmers 408 CR 236 Gonzales, TX 78629	4-BR	7/9/2015	18.00	5.79999996	3 years	2 years	201500144233	SAME AS ABOVE
Glynn Brown 35870 Robinson Loop Road Sterling, AK 99672	4-BR	7/9/2015	18.00	5.79999996	3 years	2 years	201500144234	A-6, 18 ac. Tr. 5 in Partition Deed @ 530/902, Deed Records Karnes Co., TX
Gwendolyn Praesel 123 Latigo Ln. Boerne, TX 78006	4-BR	7/9/2015	18.00	5.79999996	3 years	2 years	201500145474	SAME AS ABOVE
Travis D. Mixon 504 Page St. Halletsville, TX 77964	4-BR	8/7/2015	59.893	59.893	3 years	NO	201500144146	44.30 (658/356) and 15.593 (714/184) ac., out of A-6. See Lease, Deed Records, Karnes Co., TX
Cecil D. Mixon P.O. Box 562 Kenedy, TX 78119	4-BR	8/7/2015	40.900	40.9	3 years	NO	201500144147	A-6, 40.90 ac. 658/352, Deed Records Karnes Co., TX
Reagan Bryan P.O. Box 122 Kenedy, TX 78119	4-BR	7/14/2015	2.00	2.0	3 years	2 years	201500144226	A-6, 2 ac., 679/114, Deed Records Karnes Co., TX
Cecil Allen Brown and wife, Patricia Lynn Brown 2748 FM 792 Kenedy, TX 78119	4-BR	8/13/2015	10.350	10.350	3 years	2 years	201500145473	A-6, 10.35 ac., see lease for complete description
Morris Gene Brown, Jr. 2644 FM 792 Kenedy, TX 78119	4-BR	8/13/2015	2.150	2.150	3 years	2 years	201500145475	A-6, 2.15 ac., 782/334, Deed Records Karnes Co., TX
AEP Texas Central Company 1 Riverside Plaza Columbus, OH 43215	4-BR	1/12/2016	4.00	4.00	3 years	NO	201600000659	A-6, 4 ac., 197/389 Deed Records Karnes Co., TX
Marlene M. Olson P.O. Box 510 Kenedy, TX 78119	4-BR	2/1/2016	85.031	85.031	3 years	NO	201600000967	A-6, 85.031 ac., 178/82 See lease for description Deed Records Karnes Co., TX
Lewis Albrecht and wife, Carolyn Albrecht 418 Cloudmont Dr. San Antonio, TX 78239	4-BR	7/9/2015	18.0	17.40000006	3 years	2 years	201500145472	A-6, 18 ac., 631/152 Deed Records Karnes Co., TX
Faye Blakeney 205 North Johnson St. Karnes City, TX 78118	4-BR	4/30/2016	90.07	1.69154503	3 years		201600002048	SEE LEASE

(6) BURDENS ON PRODUCTION:

All royalties, overriding royalties, or other burdens that are a joint obligation of the parties including without limitation the following:

(a.)	All valid and existing royalties, overriding royalties and other burdens on production from or attributable to the oil and gas leases subject to this agreement that are currently of record in Atascosa Counties, Texas; and

(b.)	The royalties reserved in the oil and gas leases described in part (5) of this Exhibit “A”.

(c.)	Any valid and existing royalties, overriding royalties and other burdens on production as set forth in that Mixon Prospect Participation Agreement dated effective July 15, 2016.

END OF EXHIBIT “A”

EXHIBIT “B”

Attached to and made a part of that certain Mixon Prospect Joint Operating Agreement dated effective July 15, 2016, by and between,
Energy Hunter Resources, Inc., as Operator,
and 4-BR Resources Investments II, LLC, as Non-Operator

There is no Exhibit “B”.

END OF EXHIBIT “B”

COPAS 2005 Accounting Procedure Recommended by COPAS

Exhibit “C”
ACCOUNTING PROCEDURE
JOINT OPERATIONS

Attached to and made part of that certain Mixon Prospect Joint Operating Agreement dated effective July 15, 2016, by and between, Energy Hunter Resources, Inc., as Operator, and 4-BR Resources Investments II, LLC, as Non-Operator

I. GENERAL PROVISIONS

IF THE PARTIES FAIL TO SELECT EITHER ONE OF COMPETING “ALTERNATIVE” PROVISIONS, OR SELECT ALL THE COMPETING “ALTERNATIVE” PROVISIONS, ALTERNATIVE 1 IN EACH SUCH INSTANCE SHALL BE DEEMED TO HAVE BEEN ADOPTED BY THE PARTIES AS A RESULT OF ANY SUCH OMISSION OR DUPLICATE NOTATION.

IN THE EVENT THAT ANY “OPTIONAL” PROVISION OF THIS ACCOUNTING PROCEDURE IS NOT ADOPTED BY THE PARTIES TO THE AGREEMENT BY A TYPED, PRINTED OR HANDWRITTEN INDICATION, SUCH PROVISION SHALL NOT FORM A PART OF THIS ACCOUNTING PROCEDURE, AND NO INFERENCE SHALL BE MADE CONCERNING THE INTENT OF THE PARTIES IN SUCH EVENT.

1.	DEFINITIONS

All terms used in this Accounting Procedure shall have the following meaning, unless otherwise expressly defined in the Agreement:

“Affiliate” means for a person, another person that controls, is controlled by, or is under common control with that person. In this definition, (a) control means the ownership by one person, directly or indirectly, of more than fifty percent (50%) of the voting securities of a corporation or, for other persons, the equivalent ownership interest (such as partnership interests), and (b) “person” means an individual, corporation, partnership, trust, estate, unincorporated organization, association, or other legal entity.

“Agreement” means the operating agreement, farmout agreement, or other contract between the Parties to which this Accounting Procedure is attached.

“Controllable Material” means Material that, at the time of acquisition or disposition by the Joint Account, as applicable, is so classified in the Material Classification Manual most recently recommended by the Council of Petroleum Accountants Societies (COPAS).

“Equalized Freight” means the procedure of charging transportation cost to the Joint Account based upon the distance from the nearest Railway Receiving Point to the property.

“Excluded Amount” means a specified excluded trucking amount most recently recommended by COPAS.

“Field Office” means a structure, or portion of a structure, whether a temporary or permanent installation, the primary function of which is to directly serve daily operation and maintenance activities of the Joint Property and which serves as a staging area for directly chargeable field personnel.

“First Level Supervision” means those employees whose primary function in Joint Operations is the direct oversight of the Operator’s field employees and/or contract labor directly employed On-site in a field operating capacity. First Level Supervision functions may include, but are not limited to:

•	Responsibility for field employees and contract labor engaged in activities that can include field operations, maintenance, construction, well remedial work, equipment movement and drilling
•	Responsibility for day-to-day direct oversight of rig operations
•	Responsibility for day-to-day direct oversight of construction operations
•	Coordination of job priorities and approval of work procedures
•	Responsibility for optimal resource utilization (equipment, Materials, personnel)
•	Responsibility for meeting production and field operating expense targets
•	Representation of the Parties in local matters involving community, vendors, regulatory agents and landowners, as an incidental part of the supervisor’s operating responsibilities
•	Responsibility for all emergency responses with field staff
•	Responsibility for implementing safety and environmental practices
•	Responsibility for field adherence to company policy
•	Responsibility for employment decisions and performance appraisals for field personnel
•	Oversight of sub-groups for field functions such as electrical, safety, environmental, telecommunications, which may have group or team leaders.

“Joint Account” means the account showing the charges paid and credits received in the conduct of the Joint Operations that are to be shared by the Parties, but does not include proceeds attributable to hydrocarbons and by-products produced under the Agreement.

“Joint Operations” means all operations necessary or proper for the exploration, appraisal, development, production, protection, maintenance, repair, abandonment, and restoration of the Joint Property.

COPYRIGHT © 2005 by Council of Petroleum Accountants Societies, Inc. (COPAS)

COPAS 2005 Accounting Procedure Recommended by COPAS, Inc.

“Joint Property” means the real and personal property subject to the Agreement.

“Laws” means any laws, rules, regulations, decrees, and orders of the United States of America or any state thereof and all other governmental bodies, agencies, and other authorities having jurisdiction over or affecting the provisions contained in or the transactions contemplated by the Agreement or the Parties and their operations, whether such laws now exist or are hereafter amended, enacted, promulgated or issued.

“Material” means personal property, equipment, supplies, or consumables acquired or held for use by the Joint Property.

“Non-Operators” means the Parties to the Agreement other than the Operator.

“Off-site” means any location that is not considered On-site as defined in this Accounting Procedure.

“On-site” means on the Joint Property when in direct conduct of Joint Operations. The term “On-site” shall also include that portion of, fabrication yards, and staging areas from which Joint Operations are conducted on the Joint Propertyregardless of whether such facilities are owned by the Joint Account.

“Operator” means the Party designated pursuant to the Agreement to conduct me Joint Operations.

“Parties” means legal entities signatory to die Agreement or their successors and assigns. Parties shall be referred to individually as “Party.”

“Participating Interest” means the percentage of the costs and risks of conducting an operation under the Agreement that a Party agrees, or is otherwise obligated, to pay and bear.

“Participating Party” means a Party that approves a proposed operation or otherwise agrees, or becomes liable, to pay and bear a share of the costs and risks of conducting an operation under the Agreement.

“Personal Expenses” means reimbursed costs for travel and temporary living expenses.

“Railway Receiving Point” means the railhead nearest the Joint Property for which freight rates are published, even though an actual railhead may not exist.

“Supply Store” means a recognized source or common stock point for a given Material item.

“Technical Services” means services providing specific engineering, geoscience, or other professional skills, such as those performed by engineers, geologists, geophysicists, and technicians, required to handle specific operating conditions and problems for the benefit of Joint Operations; provided, however, Technical Services shall not include those functions specifically identified as overhead under the second paragraph of the introduction of Section II (Overhead). Technical Services may be provided by the Operator, Operator’s Affiliate, Non-Operator, Non-Operator Affiliates, and/or third parties.

2.	STATEMENTS AND BILLINGS

The Operator shall bill Non-Operators on or before the last day of the month for their proportionate share of the Joint Account for the preceding month. Such bills shall be accompanied by statements that identify the AFE (authority for expenditure), lease or facility, and all charges and credits summarized by appropriate categories of investment and expense. Controllable Material shall be separately identified and fully described in detail, or at the Operator’s option, Controllable Material may be summarized by major Material classifications. Intangible drilling costs, audit adjustments, and unusual charges and credits shall be separately and clearly identified.

The Operator may make available to Non-Operators any statements and bills required under Section I.2 and/or Section I.3.A (Advances and Payments by the Parties) via email, electronic data interchange, internet websites or other equivalent electronic media in lieu of paper copies. The Operator shall provide the Non-Operators instructions and any necessary information to access and receive the statements and bills within the timeframes specified herein. A statement or billing shall be deemed as delivered twenty-four (24) hours (exclusive of weekends and holidays) after the Operator notifies the Non-Operator that the statement or billing is available on the website and/or sent via email or electronic data interchange transmission. Each Non-Operator individually shall elect to receive statements and billings electronically, if available from the Operator, or request paper copies. Such election may be changed upon thirty (30) days prior written notice to the Operator.

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COPAS 2005 Accounting Procedure Recommended by COPAS, Inc.

3.	ADVANCES AND PAYMENTS BY THE PARTIES

A.	Unless otherwise provided for in the Agreement, the Operator may require the Non-Operators to advance their share of the estimated cash outlay for the succeeding month’s operations within fifteen (15) days after receipt of the advance request or by the first day of the month for which me advance is required, whichever is later. The Operator shall adjust each monthly billing to reflect advances received from the Non-Operators for such month. If a refund is due, the Operator shall apply the amount to be refunded to the subsequent month’s billing or advance, unless the Non-Operator sends the Operator a written request for a cash refund. The Operator shall remit the refund to the Non-Operator within fifteen (15) days of receipt of such written request.

B.	Except as provided below, each Party shall pay its proportionate share of all bills in full within thirty (30) days of receipt date. If payment is not made within such time, the unpaid balance shall bear interest compounded monthly at the prime rate published by the Wall Street Journal on the first day of each month the payment is delinquent, plus three percent (3%), per annum, or me maximum contract rate permitted by the applicable usury Laws governing the Joint Property, whichever is the lesser, plus attorney’s fees, court costs, and other costs in connection with the collection of unpaid amounts. If the Wall Street Journal ceases to be published or discontinues publishing a prime rate, the unpaid balance shall bear interest compounded monthly at the prime rate published by the Federal Reserve plus three percent (3%), per annum. Interest shall begin accruing on the first day of the month in which the payment was due. Payment shall not be reduced or delayed as a result of inquiries or anticipated credits unless the Operator has agreed. Notwithstanding the foregoing, the Non-Operator may reduce payment, provided it furnishes documentation and explanation to the Operator at the time payment is made, to me extent such reduction is caused by:

(1)	being billed at an incorrect working interest or Participating Interest that is higher than such Non-Operator’s actual working interest or Participating Interest, as applicable; or

(2)	being billed for a project or AFE requiring approval of the Parties under the Agreement that the Non-Operator has not approved or is not otherwise obligated to pay under the Agreement; or

(3)	being billed for a property in which the Non-Operator no longer owns a working interest, provided the Non-Operator has furnished the Operator a copy of the recorded assignment or letter in-lieu. Notwithstanding the foregoing, the Non-Operator shall remain responsible for paying bills attributable to the interest it sold or transferred for any bills rendered during the thirty (30) day period following the Operator’s receipt of such written notice; or

(4)	charges outside me adjustment period, as provided in Section I.4 (Adjustments).

4.	ADJUSTMENTS

A.	Payment of any such bills shall not prejudice the right of any Party to protest or question the correctness thereof; however, all bills and statements, including payout statements, rendered during any calendar year shall conclusively be presumed to be true and correct, with respect only to expenditures, after twenty-four (24) months following the end of any such calendar year, unless within said period a Party takes specific detailed written exception thereto making a claim for adjustment. The Operator shall provide a response to all written exceptions, whether or not contained in an audit report, within the rime periods prescribed in Section I.5 (Expenditure Audits).

B.	All adjustments initiated by the Operator, except those described in items (1) through (4) of this Section I.4.B, are limited to the twenty-four (24) month period following the end of the calendar year in which me original charge appeared or should have appeared on the Operator’s Joint Account statement or payout statement. Adjustments that may be made beyond the twenty-four (24) month period are limited to adjustments resulting from the following:

(1)	a physical inventory of Controllable Material as provided for in Section V (Inventories of Controllable Material), or

(2)	an offsetting entry (whether in whole or in part) that is the direct result of a specific joint interest audit exception granted by the Operator relating to another property, or

(3)	a government/regulatory audit, or

(4)	a working interest ownership or Participating Interest adjustment.

5.	EXPENDITURE AUDITS

A.	A Non-Operator, upon written notice to the Operator and all other Non-Operators, shall have the right to audit the Operator’s accounts and records relating to the Joint Account within the twenty-four (24) month period following the end of such calendar year in which such bill was rendered; however, conducting an audit shall not extend the time for the taking of written exception to and the adjustment of accounts as provided for in Section I.4 (Adjustments). Any Party that is subject to payout accounting under the Agreement shall have the right to audit me accounts and records of the Party responsible for preparing the payout statements, or of the Party furnishing information to the Party responsible for preparing payout statements. Audits of payout accounts may include the volumes of hydrocarbons produced and saved and proceeds received for such hydrocarbons as they pertain to payout accounting required under the Agreement. Unless otherwise provided in the Agreement, audits of a payout account shall be conducted within the twenty-four (24) month period following the end of the calendar year in which the payout statement was rendered.

Where there are two or more Non-Operators, the Non-Operators shall make every reasonable effort to conduct a joint audit in a manner that will result in a minimum of inconvenience to the Operator. The Operator shall bear no portion of the Non-Operators’ audit cost incurred under this paragraph unless agreed to by the Operator. The audits shall not be conducted more than once each year without prior approval of the Operator, except upon the resignation or removal of the Operator, and shall be made at the expense of

COPYRIGHT © 2005 by Council of Petroleum Accountants Societies, Inc. (COPAS)

COPAS 2005 Accounting Procedure Recommended by COPAS, Inc.

those Non-Operators approving such audit.

The Non-Operator leading the audit (hereinafter “lead audit company”) shall issue the audit report within ninety (90) days after completion of the audit testing and analysis; however, the ninety (90) day time period shall not extend the twenty-four (24) month requirement for taking specific detailed written exception as required in Section I.4.A (Adjustments) above. All claims shall be supported with sufficient documentation.

A timely filed written exception or audit report containing written exceptions (hereinafter “written exceptions”) shall, with respect to the claims made therein, preclude the Operator from asserting a statute of limitations defense against such claims, and the Operator hereby waives its right to assert any statute of limitations defense against such claims for so long as any Non-Operator continues to comply with the deadlines for resolving exceptions provided in this Accounting Procedure. If the Non-Operators fail to comply with the additional deadlines in Section I.5.B or I.5.C, the Operator’s waiver of its rights to assert a statute of limitations defense against the claims brought by the Non-Operators shall lapse, and such claims shall then be subject to the applicable statute of limitations, provided that such waiver shall not lapse in the event that the Operator has failed to comply with the deadlines in Section I.5.B or I.5.C.

B.	The Operator shall provide a written response to all exceptions in an audit report within one hundred eighty (180) days after Operator receives such report. Denied exceptions should be accompanied by a substantive response. If the Operator fails to provide substantive response to an exception within this one hundred eighty (180) day period, the Operator will owe interest on that exception or portion thereof, if ultimately granted, from the date it received the audit report. Interest shall be calculated using the rate set forth in Section I.3.B (Advances and Payments by the Parties).

C.	The lead audit company shall reply to the Operator’s response to an audit report within ninety (90) days of receipt, and the Operator shall reply to the lead audit company’s follow-up response within ninety (90) days of receipt; provided, however, each Non-Operator shall have the right to represent itself if it disagrees with the lead audit company’s position or believes the lead audit company is not adequately fulfilling its duties. Unless otherwise provided for in Section I.5.E, if the Operator rails to provide substantive response to an exception within this ninety (90) day period, the Operator will owe interest on that exception or portion thereof, if ultimately granted, from the date it received the audit report. Interest shall be calculated using the rate set forth in Section I.3.B (Advances and Payments by the Parties).

D.	If any Parry fails to meet the deadlines in Sections I.5.B or I.5.C or if any audit issues are outstanding fifteen (15) months after Operator receives the audit report, the Operator or any Non-Operator participating in the audit has the right to call a resolution meeting, as set forth in this Section I.5.D or it may invoke the dispute resolution procedures included in the Agreement, if applicable. The meeting will require one month’s written notice to the Operator and all Non-Operators participating in the audit. The meeting shall be held at the Operator’s office or mutually agreed location, and shall be attended by representatives of the Parties with authority to resolve such outstanding issues. Any Party who fails to attend the resolution meeting shall be bound by any resolution reached at the meeting. The lead audit company will make good faith efforts to coordinate the response and positions of the Non-Operator participants throughout the resolution process; however, each Non-Operator shall have the right to represent itself. Attendees will make good faith efforts to resolve outstanding issues, and each Party will be required to present substantive information supporting its position. A resolution meeting may be held as often as agreed to by the Parties. Issues unresolved at one meeting may be discussed at subsequent meetings until each such issue is resolved.

If the Agreement contains no dispute resolution procedures and the audit issues cannot be resolved by negotiation, the dispute shall be submitted to mediation. In such event, promptly following one Party’s written request for mediation, the Parties to the dispute shall choose a mutually acceptable mediator and share the costs of mediation services equally. The Parties shall each have present at the mediation at least one individual who has the authority to settle the dispute. The Parties shall make reasonable efforts to ensure that the mediation commences within sixty (60) days of the date of the mediation request. Notwithstanding the above, any Party may file a lawsuit or complaint (1) if the Parties are unable after reasonable efforts, to commence mediation within sixty (60) days of me date of the mediation request, (2) for statute of limitations reasons, or (3) to seek a preliminary injunction or other provisional judicial relief, if in its sole judgment an injunction or other provisional relief is necessary to avoid irreparable damage or to preserve the status quo. Despite such action, the Parties shall continue to try to resolve the dispute by mediation.

E.	☐ (Optional Provision - Forfeiture Penalties)

If the Non-Operators fail to meet the deadline in Section I.5.C, any unresolved exceptions that were not addressed by the Non-Operators within one (1) year following receipt of the last substantive response of the Operator shall be deemed to have been withdrawn by the Non-Operators. If the Operator fails to meet the deadlines in Section I.5.B or I.S.C, any unresolved exceptions that were not addressed by the Operator within one (1) year following receipt of the audit report or receipt of the last substantive response of the Non-Operators, whichever is later, shall be deemed to have been granted by the Operator and adjustments shall be made, without interest, to the Joint Account.

6.	APPROVAL BY PARTIES

A.	GENERAL MATTERS

Where an approval or other agreement of the Parties or Non-Operators is expressly required under other Sections of this Accounting Procedure and if the Agreement to which this Accounting Procedure is attached contains no contrary provisions in regard thereto, the

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Operator shall notify all Non-Operators of the Operator’s proposal and the agreement or approval of all of the Non-Operators is required.

This Section I.6.A applies to specific situations of limited duration where a Party proposes to change the accounting for charges from that prescribed in this Accounting Procedure. This provision does not apply to amendments to this Accounting Procedure, which are covered by Section I.6.B.

B.	AMENDMENTS

If the Agreement to which this Accounting Procedure is attached contains no contrary provisions in regard thereto, this Accounting Procedure can be amended by an affirmative vote of two (2) or more Parties, one of which is the Operator, having a combined working interest of at least ninety-five percent ( 95%), which approval shall be binding on all Parties, provided, however, approval of at least one (1) Non-Operator shall be required.

C.	AFFILIATES

For the purpose of administering the voting procedures of Sections I.6.A and I.6.B, if Parties to this Agreement are Affiliates of each other, then such Affiliates shall be combined and treated as a single Party having the combined working interest or Participating Interest of such Affiliates.

For the purposes of administering the voting procedures in Section I.6.A, if a Non-Operator is an Affiliate of the Operator, votes under Section I.6.A shall require the majority in interest of the Non-Operator(s) after excluding the interest of the Operator’s Affiliate.

II. DIRECT CHARGES

For all purposes hereunder regarding charges by the Operator. Affiliates of the Operator will be considered as the Operator. Far the avoidance of doubt. employees or Afilites of the Operator shall be deemed as employees of the Operator and equipment goods, and services of the Affiliates of the Operator shall be deemed to be equipment, goods and services of the Operator. In any case, the cost of goods, services or equipment of any Affiliate of Operator may in no event exceed average commercial rates prevailing in the area of the Joint Property as provided by in Section II.7C.

The Operator shall charge the Joint Account with the following items:

1.	RENTALS AND ROYALTIES

Lease rentals and royalties paid by the Operator, on behalf of all Parties, for the Joint Operations.

2.	LABOR

A.	Salaries and wages, including incentive compensation programs as set forth in COPAS MFI-37 (“Chargeability of Incentive Compensation Programs”), for:

(1)	Operator’s field employees directly employed On-site in the conduct of Joint Operations,

(2)	Operator’s employees providing First Level Supervision,

(3)	Operator’s employees providing On-site Technical Services for the Joint Property if such charges are excluded from the overhead rates in Section III (Overhead),

(4)	Operator’s employees providing Off-site Technical Services for the Joint Property if such charges are excluded from the overhead rates in Section III (Overhead).

Charges for the Operator’s employees identified in Section II.2.A may be made based on the employee’s actual salaries and wages, or in lieu thereof, a day rate representing the Operator’s average salaries and wages of the employee’s specific job category, If a dayrate is used the Operator shall provide documentation of the calculation of the dayrate, including details of the employee’s workgroup such as paygrade, range of salaries, work locations and number of persons in the workgroup.

Charges for personnel chargeable under this Section II.2.A who are foreign nationals shall not exceed comparable compensation paid to an equivalent U.S. employee pursuant to this Section II.2, unless otherwise approved by the Parties pursuant to Section I.6.A (General Matters).

B.	Operator’s cost of holiday, vacation, sickness, and disability benefits, and other customary allowances paid to employees whose salaries and wages are chargeable to the Joint Account under Section II.2.A, excluding severance payments or other termination allowances. Such costs under this Section II.2.B may be charged on a “when and as-paid basis” or by “percentage assessment” on the amount of salaries and wages chargeable to the Joint Account under Section II.2.A. If percentage assessment is used, the rate shall be based on the Operator’s cost experience.

C.	Expenditures or contributions made pursuant to assessments imposed by governmental authority that are applicable to costs chargeable to the Joint Account under Sections II.2.A and B.

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D.	Personal Expenses of personnel whose salaries and wages are chargeable to the Joint Account under Section II.2.A when the expenses are incurred in connection with directly chargeable activities.

F.	Training costs as specified in COPAS MFI-35 (“Charging of Training Costs to the Joint Account”) for personnel whose salaries and wages are chargeable under Section II.2.A. This training charge shall include the wages, salaries, training course cost, and Personal Expenses incurred during the training session. The training cost shall be charged or allocated to the property or properties directly benefiting from the training. The cost of the training course shall not exceed prevailing commercial rates, where such rates are available.

G.	Operator’s current cost of established plans for employee benefits, as described in COPAS MFI-27 (“Employee Benefits Chargeable to Joint Operations and Subject to Percentage Limitation”), applicable to the Operator’s labor costs chargeable to the Joint Account under Sections II.2.A and B based on the Operator’s actual cost not to exceed the employee benefits limitation percentage most recently recommended by COPAS.

3.	MATERIAL

Material purchased or furnished by the Operator for use on the Joint Property in the conduct of Joint Operations as provided under Section IV (Material Purchases, Transfers, and Dispositions). Only such Material shall be purchased for or transferred to the Joint Property as may be required for immediate use or is reasonably practical and consistent with efficient and economical operations. The accumulation of surplus stocks shall be avoided.

4.	TRANSPORTATION

A.	Transportation of the Operator’s, Operator’s Affiliate’s, or contractor’s personnel necessary for Joint Operations.

B.	Transportation of Material between the Joint Property and another property, or from the Operator’s warehouse or other storage point to the Joint Property, shall be charged to the receiving property using one of the methods listed below. Transportation of Material from the Joint Property to the Operator’s warehouse or other storage point shall be paid for by the Joint Property using one of the methods listed below:

(1)	If the actual trucking charge is less than or equal to the Excluded Amount the Operator may charge actual trucking cost or a theoretical charge from the Railway Receiving Point to the Joint Property. The basis for the theoretical charge is the per hundred weight charge plus fuel surcharges from the Railway Receiving Point to the Joint Property. The Operator shall consistently apply the selected alternative.

(2)	If the actual trucking charge is greater than the Excluded Amount, the Operator shall charge Equalized Freight. Accessorial charges such as loading and unloading costs, split pick-up costs, detention, call out charges, and permit fees shall be charged directly to the Joint Property and shall not be included when calculating the Equalized Freight.

5.	SERVICES

The cost of contract services, equipment, and utilities used in the conduct of Joint Operations, except for contract services, equipment, and utilities covered by Section III (Overhead), or Section II.7 (Affiliates), or excluded under Section II.9 (Legal Expense). Awards paid to contractors shall be chargeable pursuant to COPAS MFI-49 (“Awards to Employees and Contractors”).

The costs of third party Technical Services are chargeable to the extent excluded from the overhead rates under Section III (Overhead).

6.	EQUIPMENT AND FACILITIES FURNISHED BY OPERATOR

In the absence of a separately negotiated agreement, equipment and facilities furnished by the Operator will be charged as follows:

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B.	to the Operator shall use average commercial rates prevailing in the immediate area of the Joint Property, less twenty percent (20%). The Operator shall adequately document and support commercial rates and shall periodically review and update the rate and the supporting documentation. For automotive equipment, the Operator may elect to use rates published by the Petroleum Motor Transport Association (PMTA) or such other organization recognized by COPAS as the official source of rates.

7.	AFFILIATES

A.	Charges for an Affiliate’s goods and/or services used in operations requiring an AFE or other authorization from the Non-Operators May not be made without the approval of all Parties.

C.	The cost of the Affiliate’s goods or services shall not exceed average commercial rates prevailing in the area of the Joint Property, unless the Operator obtains the Non-Operators’ approval of such rates. The Operator shall adequately document and support commercial rates and shall periodically review and update the rate and the supporting documentation at least every 6 months; provided, however, documentation of commercial rates shall not be required if the Operator obtains Non-Operator approval of its Affiliate’s rates or charges prior to billing Non-Operators for such Affiliate’s goods and services. Notwithstanding the foregoing, direct charges for Affiliate-owned communication facilities or systems shall be made pursuant to Section II.12 (Communications).

8.	DAMAGES AND LOSSES TO JOINT PROPERTY

All costs or expenses necessary for the repair or replacement of Joint Property resulting from damages or losses incurred, except to the extent such damages or losses result from a Party’s or Parties’ gross negligence or willful misconduct, in which case such Party or Parties shall be solely liable.

The Operator shall furnish the Non-Operator written notice of damages or losses incurred as soon as practicable after a report has been received by the Operator.

9.	LEGAL EXPENSE

Recording fees and costs of handling, settling, or otherwise discharging litigation, claims, and liens incurred in or resulting from operations under the Agreement, or necessary to protect or recover the Joint Property, to the extent permitted under the Agreement. Costs of the Operator’s or Affiliate’s legal staff or outside attorneys, including fees and expenses, are not chargeable unless approved by the Parties pursuant to Section I.6.A (General Matters) or otherwise provided for in the Agreement.

Notwithstanding the foregoing paragraph, all land broker and landman costs costs for procuring abstracts, fees paid to outside attorneys for title examinations (including preliminary, supplemental, shut-in royalty opinions, division order title opinions), and all curative work shall be chargeable only to the extent permitted as a direct charge in the Agreement.

10.	TAXES AND PERMITS

All taxes and permitting fees of every kind and nature, assessed or levied upon or in connection with the Joint Property, or the production therefrom, and which have been paid by the Operator for the benefit of the Parties, including penalties and interest, except to the extent the penalties and interest result from the Operator’s gross negligence or willful misconduct.

If ad valorem taxes paid by the Operator are based in whole or in part upon separate valuations of each Party’s working interest, then notwithstanding any contrary provisions, the charges to the Parties will be made in accordance with the tax value generated by each Party’s working interest.

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Costs of tax consultants or advisors, the Operator’s employees, or Operator’s Affiliate employees in matters regarding ad valorem or other tax matters, are permitted as direct charges unless approved by the Parties pursuant to Section L6.A (General Matters).

Charges to the Joint Account resulting from sales/use tax audits, including extrapolated amounts and penalties and interest, are permitted, provided the Non-Operator shall be allowed to review the invoices and other underlying source documents which served as the basis for tax charges and to determine that the correct amount of taxes were charged to the Joint Account. If the Non-Operator is not permitted to review such documentation, the sales/use tax amount shall not be directly charged unless the Operator can conclusively document the amount owed by the Joint Account.

11.	INSURANCE

Net premiums paid for insurance required to be carried for Joint Operations for the protection of the Parties. If Joint Operations are conducted at locations where the Operator acts as self-insurer in regard to its worker’s compensation and employer’s liability insurance obligation, the Operator shall charge the Joint Account manual rates for the risk assumed in its self-insurance program as regulated by the jurisdiction governing the Joint Property.

12.	COMMUNICATIONS

Costs of acquiring, leasing, installing, operating, repairing, and maintaining communication facilities or systems, including satellite, radio and microwave facilities, between the Joint Property and the Operator’s office(s) directly responsible for field operations in accordance with the provisions of COPAS MFI-44 (“Field Computer and Communication Systems”). If the communications facilities or systems serving the Joint Property are Operator-owned, charges to the Joint Account shall be made as provided in Section II.6 (Equipment and Facilities Furnished by Operator). If the communication facilities or systems serving the Joint Property are owned by the Operator’s Affiliate, charges to the Joint Account shall not exceed average commercial rates prevailing in the area of the Joint Property. The Operator shall adequately document and support commercial rates and shall periodically review and update the rate and the supporting documentation.

13.	ECOLOGICAL, ENVIRONMENTAL, AND SAFETY

Costs incurred for Technical Services and drafting to comply with ecological, environmental and safety Laws or standards recommended by Occupational Safety and Health Administration (OSHA) or other regulatory authorities. All other labor and functions incurred for ecological, environmental and safety matters, including management, administration, and permitting, shall be covered by Sections II.2 (Labor), II.5 (Services), or Section III (Overhead), as applicable.

Costs to provide or have available pollution containment and removal equipment plus actual costs of control and cleanup and resulting responsibilities of oil and other spills as well as discharges from permitted outfalls as required by applicable Laws, or other pollution containment and removal equipment deemed appropriate by the Operator for prudent operations, are directly chargeable.

14.	ABANDONMENT AND RECLAMATION

Costs incurred for abandonment and reclamation of the Joint Property, including costs required by lease agreements or by Laws.

15.	OTHER EXPENDITURES

Any other expenditure not covered or dealt with in the foregoing provisions of this Section II (Direct Charges), or in Section III (Overhead) and which is of direct benefit to the Joint Property and is incurred by the Operator in the necessary and proper conduct of the Joint Operations. Charges made under this Section II.15 shall require approval of the Parties, pursuant to Section I.6.A (General Matters).

III. OVERHEAD

As compensation for costs not specifically identified as chargeable to the Joint Account pursuant to Section II (Direct Charges), the Operator shall charge the Joint Account in accordance with this Section III.

Functions included in the overhead rates regardless of whether performed by the Operator, Operator’s Affiliates or third parties and regardless of location, shall include, but not be limited to, costs and expenses of:

•	warehousing, other than for warehouses that are jointly owned under this Agreement

•	design and drafting (except when allowed as a direct charge under Sections II.13, III. 1 .A(ii), and III.2, Option B)

•	inventory costs not chargeable under Section V (Inventories of Controllable Material)

•	procurement

•	administration

•	accounting and auditing

•	gas dispatching and gas chart integration

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•	human resources

•	management

•	supervision not directly charged under Section II.2 (Labor)

•	legal services not directly chargeable under Section II.9 (Legal Expense)

•	taxation, other than those costs identified as directly chargeable under Section II.10 (Taxes and Permits)

•	preparation and monitoring of permits and certifications; preparing regulatory reports; appearances before or meetings with governmental agencies or other authorities having jurisdiction over the Joint Property, other than On-site inspections; reviewing, interpreting, or submitting comments on or lobbying with respect to Laws or proposed Laws.

Overhead charges shall include the salaries or wages plus applicable payroll burdens, benefits, and Personal Expenses of personnel performing overhead functions, as well as office and other related expenses of overhead functions.

1.	OVERHEAD—DRILLING AND PRODUCING OPERATIONS

As compensation for costs incurred but not chargeable under Section II (Direct Charges) and not covered by other provisions of this Section III, the Operator shall charge on either:

☒	(Alternative 1) Fixed Rate Basis, Section III.1.B.

☐	(Alternative 2) Percentage Basis, Section III.1.C.

A.	TECHNICAL SERVICES

(i)	Except as otherwise provided in Section II.13 (Ecological Environmental, and Safety) and Section III.2 (Overhead - Major Construction and Catastrophe), or by approval of the Parties pursuant to Section I.6.A (General Matters), the salaries, wages, related payroll burdens and benefits, and Personal Expenses for On-site Technical Services, including third party Technical Services:

☒	(Alternative 1 – Direct) shall be charged direct to the Joint Account.

☐	(Alternative 2 – Overhead) shall be covered by the overhead rates.

(ii)	Except as otherwise provided in Section II.13 (Ecological, Environmental, and Safety) and Section III.2 (Overhead - Major Construction and Catastrophe), or by approval of the Parties pursuant to Section I.6.A (General Matters), the salaries, wages, related payroll burdens and benefits, and Personal Expenses for Off-site Technical Services, including third party Technical Services:

☒	(Alternative 1 - All Overhead) shall be covered by the overhead rates.

☐	(Alternative 2 – All Direct) shall be charged direct to the Joint Account.

☐	(Alternative 3 – Drilling Direct) shall be charged direct to the Joint Account, only to the extent such Technical Services are directly attributable to drilling, redrilling, deepening, or sidetracking operations, through completion, temporary abandonment, or abandonment if a dry hole. Off-site Technical Services for all other operations, including workover, recompletion, abandonment of producing wells, and the construction or expansion of fixed assets not covered by Section III.2 (Overhead - Major Construction and Catastrophe) shall be covered by the overhead rates.

Notwithstanding anything to the contrary in this Section III, Technical Services provided by Operator’s Affiliates are subject to limitations set forth in Section II.7 (Affiliates). Charges for Technical personnel performing non-technical work shall not be governed by this Section III.1.A, but instead governed by other provisions of this Accounting Procedure relating to the type of work being performed.

B.	OVERHEAD—FIXED RATE BASIS

(1)	The Operator shall charge the Joint Account at the following rates per well per month:

Drilling Well Rate per month $7,250.00 (prorated for less than a full month)

Producing Well Rate per month $500.00

(2)	Application of Overhead–Drilling Well Rate shall be as follows:

(a)	Charges for onshore drilling wells shall begin on the spud date and terminate on the date the drilling and/or completion equipment used on the well is released, whichever occurs later. Charges for offshore and inland waters drilling wells shall begin on the date the drilling or completion equipment arrives on location and terminate on the date the drilling or completion equipment moves off location, or is released, whichever occurs first. No charge shall be made during suspension of drilling and/or completion operations for fifteen (15) or more consecutive calendar days.

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(b)	Charges for any well undergoing any type of workover, recompletion, and/or abandonment for a period of five (5) or more consecutive work-days shall be made at the Drilling Well Rate. Such charges shall be applied for the period from date operations, with rig or other units used in operations, commence through date of rig or other unit release, except that no charges shall be made during suspension of operations for fifteen (15) or more consecutive calendar days.

(3)	Application of Overhead—Producing Well Rate shall be as follows:

(a)	An active well that is produced, injected into for recovery or disposal, or used to obtain water supply to support operations for any portion of the month shall be considered as a one-well charge for the entire month.

(b)	Each active completion in a multi-completed well shall be considered as a one-well charge provided each completion is considered a separate well by the governing regulatory authority.

(c)	A one-well charge shall be made for the month in which plugging and abandonment operations are completed on any well, unless the Drilling Well Rate applies, as provided in Sections III.1.B.(2)(a) or (b). This one-well charge shall be made whether or not the well has produced.

(d)	An active gas well shut in because of overproduction or failure of a purchaser, processor, or transporter to take production shall be considered as a one-well charge provided the gas well is directly connected to a permanent sales outlet.

(e)	Any well not meeting the criteria set forth in Sections III.1.B.(3) (a), (b), (c), or (d) shall not qualify for a producing overhead charge.

(4)	The well rates shall be adjusted on the first day of April each year following the effective date of the Agreement; provided, however, if this Accounting Procedure is attached to or otherwise governing the payout accounting under a farmout agreement, the rates shall be adjusted on the first day of April each year following the effective date of such farmout agreement. The adjustment shall be computed by applying the adjustment factor most recently published by COPAS. The adjusted rates shall be the initial or amended rates agreed to by the Parties increased or decreased by the adjustment factor described herein, for each year from the effective date of such rates, in accordance with COPAS MFI-47 (“Adjustment of Overhead Rates”).

2.	OVERHEAD—MAJOR CONSTRUCTION AND CATASTROPHE

To compensate the Operator for overhead costs incurred in connection with a Major Construction project or Catastrophe, the Operator shall either negotiate a rate prior to the beginning of the project, or shall charge the Joint Account for overhead based on the following rates for any Major Construction project in excess of the Operator’s expenditure limit under the Agreement, or for any Catastrophe regardless of the amount. If the Agreement to which this Accounting Procedure is attached does not contain an expenditure limit, Major Construction Overhead shall be assessed for any single Major Construction project costing in excess of $100,000 gross.

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Major Construction shall mean the construction and installation of fixed assets, the expansion of fixed assets, and any other project clearly discernible as a fixed asset required for the development and operation of the Joint Property, or in the dismantlement, abandonment, removal, and restoration of platforms, production equipment, and other operating facilities.

Catastrophe is defined as a sudden calamitous event bringing damage, loss, or destruction to property or the environment, such as an oil spill, blowout, explosion, fire, storm, hurricane, or other disaster. The overhead rate shall be applied to those costs necessary to restore the Joint Property to the equivalent condition that existed prior to the event.

A.	If the Operator absorbs the engineering, design and drafting costs related to the project:

(1)	5% of total costs if such costs are less than $100,000; plus

(2)	3% of total costs in excess of $100,000 but less than $1,000,000; plus

(3)	2% of total costs in excess of $1,000,000.

B.	If the Operator charges engineering, design and drafting costs related to the project directly to the Joint Account:

(1)	3% of total costs if such costs are less than $100,000; plus

(2)	2% of total costs in excess of $100,000 but less than $1,000,000; plus

(3)	1% of total costs in excess of $1,000,000.

Total cost shall mean the gross cost of any one project. For the purpose of this paragraph, the component parts of a single Major Construction project shall not be treated separately, and the cost of drilling and workover wells and purchasing and installing pumping units and downhole artificial lift equipment shall be excluded. For Catastrophes, the rates shall be applied to all costs associated with each single occurrence or event.

On each project, the Operator shall advise the Non-Operator(s) in advance which of the above options shall apply.

For the purposes of calculating Catastrophe Overhead, the cost of drilling relief wells, substitute wells, or conducting other well operations directly resulting from the catastrophic event shall be included. Expenditures to which these rates apply shall not be reduced by salvage or insurance recoveries. Expenditures that qualify for Major Construction or Catastrophe Overhead shall not qualify for overhead under any other overhead provisions.

In the event of any conflict between the provisions of this Section III.2 and the provisions of Sections II.2 (Labor), II.5 (Services), or II.7 (Affiliates), the provisions of this Section III.2 shall govern.

3.	AMENDMENT OF OVERHEAD RATES

The overhead rates provided for in this Section III may be amended from time to time if, in practice, the rates are found to be insufficient or excessive, in accordance with the provisions of Section I.6.B (Amendments).

IV. MATERIAL PURCHASES, TRANSFERS, DISPOSITIONS

The Operator is responsible for Joint Account Material and shall make proper and timely charges and credits for direct purchases, transfers, and dispositions. The Operator shall provide all Material for use in the conduct of Joint Operations; however, Material may be supplied by the Non- Operators, at the Operator’s option. Material furnished by any Party shall be furnished without any express or implied warranties as to quality, fitness for use, or any other matter.

1.	DIRECT PURCHASES

Direct purchases shall be charged to the Joint Account at the price paid by the Operator after deduction of all discounts received. The Operator shall make good faith efforts to take discounts offered by suppliers, but shall not be liable for failure to take discounts except to the extent such failure was the result of the Operator’s gross negligence or willful misconduct. A direct purchase shall be deemed to occur when an agreement is made between an Operator and a third party for the acquisition of Material for a specific well site or location. Material provided by the Operator under “vendor stocking programs,” where the initial use is for a Joint Property and title of the Material does not pass from the manufacturer, distributor, or agent until usage, is considered a direct purchase. If Material is found to be defective or is returned to the manufacturer, distributor, or agent for any other reason, credit shall be passed to the Joint Account within sixty (60) days after the Operator has received adjustment from the manufacturer, distributor, or agent.

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2.	TRANSFERS

A transfer is determined to occur when the Operator (i) furnishes Material from a storage facility or from another operated property, (ii) has assumed liability for the storage costs and changes in value, and (iii) has previously secured and held title to the transferred Material. Similarly, the removal of Material from the Joint Property to a storage facility or to another operated property is also considered a transfer; provided, however, Material that is moved from the Joint Property to a storage location for safe-keeping pending disposition may remain charged to the Joint Account and is not considered a transfer. Material shall be disposed of in accordance with Section IV.3 (Disposition of Surplus) and the Agreement to which this Accounting Procedure is attached.

A.	PRICING

The value of Material transferred to/from the Joint Property should generally reflect the market value on the date of physical transfer. Regardless of the pricing method used, the Operator shall make available to the Non-Operators sufficient documentation to verify the Material valuation. When higher than specification grade or size tubulars are used in the conduct of Joint Operations, the Operator shall charge the Joint Account at the equivalent price for well design specification tubulars, unless such higher specification grade or sized tubulars are approved by the Parties pursuant to Section I.6.A (General Matters). Transfers of new Material will be priced using one of the following pricing methods; provided, however, the Operator shall use consistent pricing methods, and not alternate between methods for the purpose of choosing the method most favorable to the Operator for a specific transfer:

(1)	Using published prices in effect on date of movement as adjusted by the appropriate COPAS Historical Price Multiplier (HPM) or prices provided by the COPAS Computerized Equipment Pricing System (CEPS).

(a)	For oil country tubulars and line pipe, the published price shall be based upon eastern mill carload base prices (Houston, Texas, for special end) adjusted as of date of movement, plus transportation cost as defined in Section IV.2.B (Freight).

(b)	For other Material, the published price shall be the published list price in effect at date of movement, as listed by a Supply Store nearest the Joint Property where like Material is normally available, or point of manufacture plus transportation costs as defined in Section IV.2.B (Freight).

(2)	Based on a price quotation from a vendor that reflects a current realistic acquisition cost.

(3)	Based on the amount paid by the Operator for like Material in the vicinity of the Joint Property within the previous twelve (12) months from the date of physical transfer.

(4)	As agreed to by the Participating Parties for Material being transferred to the Joint Property, and by the Parties owning the Material for Material being transferred from the Joint Property.

B.	FREIGHT

Transportation costs shall be added to the Material transfer price using the method prescribed by the COPAS Computerized Equipment Pricing System (CEPS). If not using CEPS, transportation costs shall be calculated as follows:

(1)	Transportation costs for oil country tubulars and line pipe shall be calculated using the distance from eastern mill to the Railway Receiving Point based on the carload weight basis as recommended by the COPAS MFI-38 (“Material Pricing Manual”) and other COPAS MFIs in effect at the time of the transfer.

(2)	Transportation costs for special mill items shall be calculated from that mill’s shipping point to the Railway Receiving Point. For transportation costs from other than eastern mills, the 30,000-pound interstate truck rate shall be used. Transportation costs for macaroni tubing shall be calculated based on the interstate truck rate per weight of tubing transferred to the Railway Receiving Point.

(3)	Transportation costs for special end tubular goods shall be calculated using the interstate truck rate from Houston, Texas, to the Railway Receiving Point.

(4)	Transportation costs for Material other than that described in Sections IV.2.B.(1) through (3), shall be calculated from the Supply Store or point of manufacture, whichever is appropriate, to the Railway Receiving Point

Regardless of whether using CEPS or manually calculating transportation costs, transportation costs from the Railway Receiving Point to the Joint Property are in addition to the foregoing, and may be charged to the Joint Account based on actual costs incurred. All transportation costs are subject to Equalized Freight as provided in Section II.4 (Transportation) of this Accounting Procedure.

C.	TAXES

Sales and use taxes shall be added to the Material transfer price using either the method contained in the COPAS Computerized Equipment Pricing System (CEPS) or the applicable tax rate in effect for the Joint Property at the time and place of transfer. In either case, the Joint Account shall be charged or credited at the rate that would have governed had the Material been a direct purchase.

COPYRIGHT © 2005 by Council of Petroleum Accountants Societies, Inc. (COPAS)

COPAS 2005 Accounting Procedure Recommended by COPAS, Inc.

D.	CONDITION

(1)	Condition “A” – New and unused Material in sound and serviceable condition shall be charged at one hundred percent (100%) of the price as determined in Sections IV.2.A (Pricing), IV.2.B (Freight), and IV.2.C (Taxes). Material transferred from the Joint Property that was not placed in service shall be credited as charged without gain or loss; provided, however, any unused Material that was charged to the Joint Account through a direct purchase will be credited to the Joint Account at the original cost paid less restocking fees charged by the vendor. New and unused Material transferred from the Joint Property may be credited at a price other than the price originally charged to the Joint Account provided such price is approved by the Parties owning such Material, pursuant to Section I.6.A (General Matters). All refurbishing costs required or necessary to return the Material to original condition or to correct handling, transportation, or other damages will be borne by the divesting property. The Joint Account is responsible for Material preparation, handling, and transportation costs for new and unused Material charged to the Joint Property either through a direct purchase or transfer. Any preparation costs incurred, including any internal or external coating and wrapping, will be credited on new Material provided these services were not repeated for such Material for the receiving property.

(2)	Condition “B” – Used Material in sound and serviceable condition and suitable for reuse without reconditioning shall be priced by multiplying the price determined in Sections IV.2.A (Pricing), IV.2.B (Freight), and IV.2.C (Taxes) by seventy-five percent (75%).

Except as provided in Section IV.2.D(3), all reconditioning costs required to return the Material to Condition “B” or to correct handling, transportation or other damages will be borne by the divesting property.

If the Material was originally charged to the Joint Account as used Material and placed in service for the Joint Property, the Material will be credited at the price determined in Sections IV.2.A (Pricing), IV.2.B (Freight), and IV.2.C (Taxes) multiplied by sixty-five percent (65%).

Unless otherwise agreed to by the Parties that paid for such Material, used Material transferred from the Joint Property that was not placed in service on the property shall be credited as charged without gain or loss.

(3)	Condition “C” – Material that is not in sound and serviceable condition and not suitable for its original function until after reconditioning shall be priced by multiplying the price determined in Sections IV.2.A (Pricing), IV.2.B (Freight), and IV.2.C (Taxes) by fifty percent (50%).

The cost of reconditioning may be charged to the receiving property to the extent Condition “C” value, plus cost of reconditioning, does not exceed Condition “B” value.

(4)	Condition “D” – Material that (i) is no longer suitable for its original purpose but useable for some other purpose, (ii) is obsolete, or (iii) does not meet original specifications but still has value and can be used in other applications as a substitute for items with different specifications, is considered Condition “D” Material. Casing, tubing, or drill pipe used as line pipe shall be priced as Grade A and B seamless line pipe of comparable size and weight. Used casing, tubing, or drill pipe utilized as line pipe shall be priced at used line pipe prices. Casing, tubing, or drill pipe used as higher pressure service lines than standard line pipe, e.g., power oil lines, shall be priced under normal pricing procedures for casing, tubing, or drill pipe. Upset tubular goods shall be priced on a non-upset basis. For other items, the price used should result in the Joint Account being charged or credited with the value of the service rendered or use of the Material, or as agreed to by the Parties pursuant to Section 1.6.A (General Matters).

(5)	Condition “E” – Junk shall be priced at prevailing scrap value prices.

E.	OTHER PRICING PROVISIONS

(1)	Preparation Costs

Subject to Section II (Direct Charges) and Section III (Overhead) of this Accounting Procedure, costs incurred by the Operator in making Material serviceable including inspection, third party surveillance services, and other similar services will be charged to the Joint Account at prices which reflect the Operator’s actual costs of the services. Documentation must be provided to the Non-Operators upon request to support the cost of service. New coating and/or wrapping shall be considered a component of the Materials and priced in accordance with Sections IV.I (Direct Purchases) or IV.2.A (Pricing), as applicable. No charges or credits shall be made for used coating or wrapping. Charges and credits for inspections shall be made in accordance with COPAS MFI-38 (“Material Pricing Manual”).

(2)	Loading and Unloading Costs

Loading and unloading costs related to the movement of the Material to the Joint Property shall be charged at the lessor of (i) actual cost or (ii) in accordance with the methods specified in COPAS MFI-38 (“Material Pricing Manual”).

COPYRIGHT © 2005 by Council of Petroleum Accountants Societies, Inc. (COPAS)

COPAS 2005 Accounting Procedure Recommended by COPAS, Inc.

3.	DISPOSITION OF SURPLUS

Surplus Material is that Material, whether new or used, that is no longer required for Joint Operations. The Operator may purchase, but shall be under no obligation to purchase, the interest of the Non-Operators in surplus Material.

Dispositions for the purpose of this procedure are considered to be the relinquishment of title of the Material from the Joint Property to either a third party, a Non-Operator, or to the Operator. To avoid the accumulation of surplus Material, the Operator should make good faith efforts to dispose of surplus within twelve (12) months through buy/sale agreements, trade, sale to a third party, division in kind, or other dispositions as agreed to by the Parties.

Disposal of surplus Materials shall be made in accordance with the terms of the Agreement to which this Accounting Procedure is attached. If the Agreement contains no provisions governing disposal of surplus Material, the following terms shall apply:

•	The Operator may, through a sale to an unrelated third party or entity, dispose of surplus Material having a gross sale value that is less than or equal to the Operator’s expenditure limit as set forth in the Agreement to which this Accounting Procedure is attached without the prior approval of the Parties owning such Material.

•	If the gross sale value exceeds the Agreement expenditure limit, the disposal must be agreed to by the Parties owning such Material.

•	Operator may purchase surplus Condition “A” or “B” Material without approval of the Parties owning such Material, based on the pricing methods set forth in Section IV.2 (Transfers).

•	Operator may purchase Condition “C” Material without prior approval of the Parties owning such Material if the value of the Materials, based on the pricing methods set forth in Section IV.2 (Transfers), is less than or equal to the Operator’s expenditure limitation set forth in the Agreement. The Operator shall provide documentation supporting the classification of the Material as Condition C.

•	Operator may dispose of Condition “D” or “E” Material under procedures normally utilized by Operator without prior approval of the Parties owning such Material.

4.	SPECIAL PRICING PROVISIONS

A.	PREMIUM PRICING

Whenever Material is available only at inflated prices due to national emergencies, strikes, government imposed foreign trade restrictions, or other unusual causes over which the Operator has no control, for direct purchase the Operator may charge the Joint Account for the required Material at the Operator’s actual cost incurred in providing such Material, making it suitable for use, and moving it to the Joint Property. Material transferred or disposed of during premium pricing situations shall be valued in accordance with Section IV.2 (Transfers) or Section IV.3 (Disposition of Surplus), as applicable.

B.	SHOP-MADE ITEMS

Items fabricated by the Operator’s employees, or by contract laborers under the direction of the Operator, shall be priced using the value of the Material used to construct the item plus the cost of labor to fabricate the item. If the Material is from the Operator’s scrap or junk account, the Material shall be priced at either twenty-five percent (25%) of the current price as determined in Section IV.2.A (Pricing) or scrap value, whichever is higher. In no event shall the amount charged exceed the value of the item commensurate with its use.

C.	MILL REJECTS

Mill rejects purchased as “limited service” casing or tubing shall be priced at eighty percent (80%) of K-55/J-55 price as determined in Section IV.2 (Transfers). Line pipe converted to casing or tubing with casing or tubing couplings attached shall be priced as K-55/J- 55 casing or tubing at the nearest size and weight.

V. INVENTORIES OF CONTROLLABLE MATERIAL

The Operator shall maintain records of Controllable Material charged to the Joint Account, with sufficient detail to perform physical inventories.

Adjustments to the Joint Account by the Operator resulting from a physical inventory of Controllable Material shall be made within twelve (12) months following the taking of the inventory or receipt of Non-Operator inventory report. Charges and credits for overages or shortages will be valued for the Joint Account in accordance with Section IV.2 (Transfers) and shall be based on the Condition “B” prices in effect on the date of physical inventory unless the inventorying Parties can provide sufficient evidence another Material condition applies.

COPYRIGHT © 2005 by Council of Petroleum Accountants Societies, Inc. (COPAS)

COPAS 2005 Accounting Procedure Recommended by COPAS, Inc.

1.	DIRECTED INVENTORIES

Physical inventories shall be performed by the Operator upon written request of a majority in working interests of the Non-Operators (hereinafter, “directed inventory”); provided, however, the Operator shall not be required to perform directed inventories more frequently than once every five (5) years. Directed inventories shall be commenced within one hundred eighty (180) days after the Operator receives written notice that a majority in interest of the Non-Operators has requested the inventory. All Parties shall be governed by the results of any directed inventory.

Expenses of directed inventories will be borne by the Joint Account; provided, however, costs associated with any post-report follow-up work in settling the inventory will be absorbed by the Party incurring such costs. The Operator is expected to exercise judgment in keeping expenses within reasonable limits. Any anticipated disproportionate or extraordinary costs should be discussed and agreed upon prior to commencement of the inventory. Expenses of directed inventories may include the following:

A.	A per diem rate for each inventory person, representative of actual salaries, wages, and payroll burdens and benefits of the personnel performing the inventory or a rate agreed to by the Parties pursuant to Section I.6.A (General Matters). The per diem rate shall also be applied to a reasonable number of days for pre-inventory work and report preparation.

B.	Actual transportation costs and Personal Expenses for the inventory team.

C.	Reasonable charges for report preparation and distribution to the Non-Operators.

2.	NON-DIRECTED INVENTORIES

A.	OPERATOR INVENTORIES

Physical inventories that are not requested by the Non-Operators may be performed by the Operator, at the Operator’s discretion. The expenses of conducting such Operator-initiated inventories shall not be charged to the Joint Account.

B.	NON-OPERATOR INVENTORIES

Subject to the terms of the Agreement to which this Accounting Procedure is attached, the Non-Operators may conduct a physical inventory at reasonable times at their sole cost and risk after giving the Operator at least ninety (90) days prior written notice. The Non-Operator inventory report shall be furnished to the Operator in writing within ninety (90) days of completing the inventory fieldwork.

C.	SPECIAL INVENTORIES

The expense of conducting inventories other than those described in Sections V.1 (Directed Inventories), V.2.A (Operator Inventories), or V.2.B (Non-Operator Inventories), shall be charged to the Party requesting such inventory; provided, however, inventories required due to a change of Operator shall be charged to the Joint Account in the same manner as described in Section V.1 (Directed Inventories).

COPYRIGHT © 2005 by Council of Petroleum Accountants Societies, Inc. (COPAS)

EXHIBIT “D”

Attached to and made a part of that certain Mixon Prospect Joint Operating Agreement dated effective July 15, 2016, by and between,
Energy Hunter Resources, Inc., as Operator,
and 4-BR Resources Investments II, LLC, as Non-Operator

1. Worker’s Compensation Insurance of not less than $1,000,000.00 to cover full liability under the Worker’s Compensation laws of the state(s) in which the Contract Area is located either directly or by requiring contractors to provide said insurance.

2. Employer’s Liability Insurance with limits as required by State Statutes for the accidental injury or death of one or more employees.

3. Comprehensive General Public Liability Bodily Injury and Property Insurance with limits of liability of not less than $1,000,000.00 for the accidental injury or death of persons or for property damage resulting from one (1) accident or occurrence, and not less than $2,000,000.00 aggregate.

4. Automobile Bodily Injury and Property Damage Liability Insurance combined with limits of not less than $1,000,000.00 for injuries to or death of persons or property damage as the result of one (1) accident or occurrence.

5. Umbrella Liability Insurance with limits of at least $25,000,000.00.

6. Losses, except for those caused by gross negligence or willful misconduct by the Operator, for which no insurance is required to be carried, or in excess of the limits set forth above, shall be borne by tJle parties in proportion to their respective interests herein and shall be charged to the joint account.

7. Operators Extra Expense Insurance in the amount of at least $20,000,000.00 for each occurrence providing for the cost of well control, including the cost for clean-up, containment, seepage and pollution and re-drilling expense.

8. Other Insurance. Operator, will:

(a) require that any contractor and/or subcontractor, working on the Subject Lease(s) or performing any operations covered by this Agreement and/or the Operating Agreement for the benefit of the Working Interest Participants, shall provide insurance sufficient to cover any loss or casualty to both the equipment and personnel of the contractor(s) and subcontractor(s), and/or to cover any damages that may be incurred by any third parties as a result of the actions of any contractor and/or subcontractor while performing any operations covered by this Agreement and/or the Operating Agreement; or

(b) take a separate insurance policy, sufficient to cover any loss or casualty to both the equipment and personnel of the contractor(s) or subcontractor(s) performing any operations for the benefit of the Working Interest Participants pursuant to this Agreement and/or the Operating Agreement, and/or any damages that may be incurred by any third party as a result of the actions of any contractor and/or subcontractor while performing any operations covered by this Agreement and/or the Operating Agreement.

Each party hereto shall have the right to be excluded from any or all of the above-stated insurance coverage and therefore not be charged for its proportionate share thereof, by acquiring at its cost its own insurance meeting the requirements set forth above. If such party acquires such insurance, it shall furnish a certificate or certificates executed by the company providing the insurance required hereunder certifying that all required coverages are in full force and effect, and will not be terminated, modified or cancelled without at least thirty (30) days’ notice to the parties hereto.

END OF EXHIBIT “D”

EXHIBIT “E”

Attached to and made a part of that certain Mixon Prospect Joint Operating Agreement dated effective July 15, 2016, by and between,
Energy Hunter Resources, Inc., as Operator,
and 4-BR Resources Investments II, LLC, as Non-Operator

GAS STORAGE AND BALANCING AGREEMENT

In the event any of the parties hereto is not at any time taking or marketing its full share of gas produced from the well, the terms of this agreement shall automatically become effective.

During the period or periods when any party hereto is not taking or marketing its full share of gas produced from the well, the other parties having an interest, in such well shall be entitled to produce each month one hundred percent (100%) of the allowable gas production assigned to such well by the appropriate regulatory body having jurisdiction or, in the event no gas allowable is assigned, one hundred percent (100%) of the gas that may be produced up to the MER, and such parties shall be entitled to take or deliver to their purchaser their pro rata share of all such gas production. For the purposes of this agreement the term MER shall mean the total daily maximum efficient rate of hydrocarbon withdrawal from each separately produced producing interval which if exceeded for a sustained period of time, would lead to underground waste in the form of reduced ultimate recovery from each producing interval. A party’s pro rata share shall be based on the ratio of such party’s interest in the well to the total interests of all parties then taking gas from the well. All parties having an interest in the well shall share in and own any liquid hydrocarbons recovered from the gas produced from such well by lease equipment in accordance with their respective interests in such well and subject to the Operating Agreement to which this agreement is attached, but the parties taking or marketing the gas shall own all of the gas taken or delivered to their respective purchasers and shall own and shall have the right to all liquids removed from the gas by off lease processing.

On a cumulative basis, each party not taking or marketing its full share of the gas produced from the well (underproduced party) shall be credited with gas in storage equal to its full share of the gas produced from such well, less its share of gas used in its lease operations, vented and unavoidably lost, and less that portion such party took or delivered to its purchaser. Each party taking gas shall furnish, or cause to be furnished, to the Operator a monthly statement of gas taken. The Operator will maintain a current account of the gas balance between the parties for each well and will furnish all parties having an interest in such well and their purchasers monthly statements showing the total quantity of gas produced, the amount used in lease operations, vented and unavoidably lost, the total quantity of liquid hydrocarbons recovered therefrom, and the monthly and cumulative over and under account of each party.

At all times while gas is produced from a well or wells in the Contract Area, settlement of the Lessor’s royalties and all other burdens that are jointly shared in accordance with Article III.B. of the Operating Agreement will be made or caused to be made by the party(ies) selling gas in proportion to each party’s actual gas sales to the total gas sales. All other burdens which are not jointly shared under the terms of the Operating Agreement, shall be paid by the party creating the same. Each party hereto agrees to hold each other party harmless from any and all claims for royalty payments burdening its interest asserted by royalty owners to whom each party is accountable hereunder. The term “royalty owner” shall include owners of royalties, overriding royalties, and other payments out of production for which each party is responsible.

This agreement shall constitute a separate agreement as to each producing interval in a well or wells. Where production from two or more producing intervals is commingled in the wellbore so that the gas from each such interval cannot be separately metered, the commingled producing intervals shall then be considered to be a single interval for the purposes of this agreement.

Upon written notice at least fifteen (15) days prior to the beginning of a month from any underproduced party to the Operator and to each party that has taken or delivered to its purchaser more than its full share of gas (overproduced party), such underproduced party may, commencing on the first day of the month after such notice is given, begin taking or delivering to its purchaser, its full share of gas produced from any interval in a well(s), less such party’s share of gas used in lease operations, vented and unavoidably lost (net share of gas produced). In addition to such share, the underproduced party, until it has recovered its gas in storage and balanced its gas account, shall be entitled to take or deliver to its purchaser the following. (1) During the period April 1 through October 31 of each year, until it has recovered its gas in storage and balanced its gas account, fifty percent (50%) of each overproduced party’s net share of gas produced form such interval in such well; and (2) During the months of January, February, March, November and December of each year, until it has recovered its gas in storage and balanced its gas account, twenty-five percent (25%) of each overproduced party’s net share of gas produced from such interval in such well. If more than one underproduced party are balancing their gas accounts, each underproduced party shall be entitled to take or deliver to its purchaser that share of the additional gas as determined herein in proportion to its interest in such interval to all of the underproduced parties’ interests in such interval then balancing their gas accounts. Any such additional gas taken or delivered to an underproduced party’s purchaser shall be credited against such underproduced party’s gas in storage in the order of accrual.

Each party taking or delivering gas to its purchaser shall pay any and all production taxes due on such gas.

Nothing herein shall be construed to deny any party the right, from time to time, to produce and take or deliver to its purchaser the full amount of its allowable gas production to meet the deliverability tests required by its purchaser.

When gas production from any interval in a well(s) permanently ceases, there shall be a cash settlement between/among the parties hereto for the volume of gas, if any, remaining in imbalance. It shall be the obligation of the Operator to determine the final accounting of underproduction and overproduction. In making such cash settlement, each overproduced party shall remit to the Operator a sum of money (which shall not include interest) determined by valuing such overproduction which remains accrued to such overproduced party at a price which is equal to the average of the weekly reported prices for Onshore Spot Wellhead Purchases (utilizing either the weekly reported interstate or intrastate Onshore Spot Wellhead Purchases depending on whether the overproduced party was selling such gas in the interstate market or the intrastate market) for the Texas Gulf Coast region during each applicable month of overproduction as recorded in the Natural Gas Week published by the Oil Daily Company, less any production taxes and severance taxes and royalties previously paid on the overproduction by the overproduced party. The above valuation shall apply to all overproduction which remains attributable to an overproduced party whether attributable to volumes actually sold by the overproduced party or taken by the overproduced party for its own use. In the event the above-designated gas price index publication ceases to exist, the parties shall agree on another publication generally acceptable as providing comparable accurate current data as to the current on-shore spot prices then being paid at the wellhead by purchases in said area, which substituted publication shall be used to determine the value of overproduction hereunder. In the event no price index publication can be agreed upon as reliable, then a reliable governmental or other non-partisan publication evaluating the same information shall be used. The Operator shall distribute the total of such amounts so collected among the underproduced parties in the proportion of such latter parties’ underproduction. It is recognized that there may have been changes in the reported price for overproduction sold or otherwise utilized. It is therefore agreed that any underproduction credited from time to time against any overproduced party shall be applied against such party’s overproduction in the order in which such overproduction occurred.

Nothing herein shall change or affect each party’s obligations to pay its proportionate share of all costs and liabilities incurred in any well pursuant to the Operating Agreement to which this agreement is attached.

This agreement shall become effective in accordance with its terms and shall remain in force and effect as long as the Operating Agreement to which it is attached remains in effect, and shall inure to the benefit of and be binding upon the parties hereto, their successors, legal representatives and assigns.

Each party hereto indemnifies the other parties hereto against all liability for and agrees to defend the parties hereto against all claims which may be asserted by third parties who now or hereafter stand in contractual relationship with such indemnifying party whenever such claims are based upon said contractual relationship and arise out of the operation of this Agreement or activities of any party under its provisions, and further agrees to save the other parties hereto harmless from all judgments or damages sustained and costs incurred in connection herewith. All volumetric balancing and cash settlements upon depletion made hereunder shall be calculated on a MMBTU basis.

The Operator under the Operating Agreement is authorized to carry out the provisions of this agreement, but shall not be liable for its failure to do so as long as it acts in good faith and as would a reasonably prudent Operator in the same or similar circumstances.

Notwithstanding any provision to the contrary in this or any other agreement, any underproduced party shall have the right for a period of two (2) years after the date that gas accounts are settled, to audit an overproduced party’s records as to volumes and prices received for gas produced from the applicable area, and any overproduced party shall have the right for a period of two (2) years after the gas accounts are settled, to audit any underproduced party’s records as to volumes.

Notwithstanding the foregoing, if at any time during the term of this agreement, any duly constituted governmental authority which has jurisdiction over the natural gas subject to this agreement, promulgates a law or regulation which provides that an Operator of a well producing natural gas must offer to market and sell a non-operator’s share of natural gas, or some requirement of a similar nature granting non-operator’s certain gas marketing rights, then a party to this agreement may choose to take advantage of said law or regulation and this agreement shall not act as a bar to such action. Should a party seek to invoke such application of said legislation, cash balancing of that party’s interest shall occur pursuant to the provisions of this agreement, if that party is in an under-produced or over-produced status.

END OF EXHIBIT “E